Exhibit 4.1

                        CERTIFICATE OF DESIGNATION OF THE
                       POWERS, PREFERENCES AND RELATIVE,
                       PARTICIPATING, OPTIONAL AND OTHER
                         SPECIAL RIGHTS OF THE SERIES A
                     REDEEMABLE PREFERRED STOCK, THE SERIES
                      B REDEEMABLE PREFERRED STOCK AND THE
                    SERIES C REDEEMABLE PREFERRED STOCK AND
               QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF
                    ----------------------------------------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware
                    ----------------------------------------


     Collins & Aikman Products Co. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by its Certificate of Incorporation (hereinafter referred to as the "Certificate of Incorporation") and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, at a special meeting of said Board of Directors held on November 30, 2001, duly approved and adopted the following resolution (the "Resolution"):

          NOW, THEREFORE BE IT RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation of Products, the Board of Directors hereby creates, authorizes and approves and provides for the issuance of six series of preferred stock of Products, designated as (1) Series A1 Redeemable Preferred Stock, (2) Series A2 Redeemable Preferred Stock, (3) Series B1 Redeemable Preferred Stock, (4) Series B2 Redeemable Preferred Stock, (5) Series C1 Redeemable Preferred Stock and
     (6) Series C2 Redeemable Preferred Stock, having the designations, preferences, relative, participating, optional and other special rights of the shares of each such series, and the qualifications, limitations and restrictions thereof that are as follows:

     SECTION 1. Designation, Amount and Issuance. (a) Of the six series of Preferred Stock authorized by this Resolution, the Series A1 Redeemable Preferred Stock, the Series B1 Redeemable Preferred Stock and the Series C1 Redeemable Preferred Stock are to be initially issued in connection with the Acquisition and the Series A2 Redeemable Preferred Stock, the Series B2 Redeemable Preferred Stock and the Series C2 Redeemable Preferred Stock are to be initially issued as necessary to comply with the registration and exchange provisions of the Registration Rights Agreement. Additional shares of Redeemable Preferred Stock may also be issued in accordance with Section 1(b), additional shares of Series A1 Re-deemable Preferred Stock or Series A2 Redeemable Preferred Stock may be issued in accordance with Section 7(d) and additional shares of Series B1 Redeemable Preferred Stock or Series B2 Redeemable Preferred Stock may also be issued in accordance with Section 5(e). The designations for the six series of Preferred Stock authorized by this Resolution shall be (1) the Series A1 Redeemable Preferred Stock, without par value (the "Series A1 Redeemable Preferred Stock"),
(2) the Series B1 Redeemable Preferred Stock, without par value (the "Series B1 Redeemable Preferred Stock"), (3) the Series C1 Redeemable Preferred Stock, without par value (the "Series C1 Redeemable Preferred Stock"), (4) the Series A2 Redeemable Preferred Stock, without par value (the "Series A2 Redeemable Preferred Stock" and, together with the Series A1 Redeemable Preferred Stock, the "Series A Redeemable Preferred Stock"), (5) the Series B2 Redeemable Preferred Stock, without par value (the "Series B2 Redeemable Preferred Stock" and, together with the Series B1 Redeemable Preferred Stock, the "Series B Redeemable Preferred Stock"), and (6) the Series C2 Redeemable Preferred Stock, without par value (the "Series C2 Redeemable Preferred Stock" and, together with the Series C1 Redeemable Preferred Stock, the "Series C Redeemable Preferred Stock" and such Series C Redeemable Preferred Stock, together with the Series A Redeemable Preferred Stock and the Series B Redeemable Preferred Stock, the "Redeemable Preferred Stock"). The liquidation preference of the Series A1 Redeemable Preferred Stock, the Series B1 Redeemable Preferred Stock and the Series C1 Redeemable Preferred Stock at their Issuance Date is $1,000 per share and the original issue price for each such share is $1,000. The issue price per share or Liquidation Preference of the Redeemable Preferred Stock shall not for any purpose be considered to be a determination by the Board of Directors with respect to the capital and surplus of the Company. The liquidation preference of the Series A2 Redeemable Preferred Stock, the Series B2 Redeemable Preferred Stock and the Series C2 Redeemable Preferred Stock at their Issuance Date will equal the Liquidation Preference of the Series A1 Redeemable Preferred Stock, the Series B1 Redeemable Preferred Stock and the Series C1 Redeemable Preferred Stock, respectively, at such Issuance Date pursuant to the terms of the Registration Rights Agreement (which is inclusive of an amount of Series A Accrued Dividends, Series B Accrued Dividends and Series C Accrued Dividends, respectively, equal to that of the Series A1 Redeemable Preferred Stock, the Series B1 Redeemable Preferred Stock and the Series C1 Redeemable Preferred Stock at such time). The number of shares constituting the Series A1 Redeemable Preferred Stock shall be 182,700 shares. The number of shares constituting the Series B1 Redeemable Preferred Stock shall be 123,700 shares. The number of shares constituting the Series C1 Redeemable Preferred Stock shall be 20,000 shares. The number of shares constituting the Series A2 Redeemable Preferred Stock shall be 182,700 shares. The number of shares constituting the Series B2 Redeemable Preferred Stock shall be 123,700 shares. The number of shares constituting the Series C2 Redeemable Preferred Stock shall be 20,000 shares. In addition, each series of Series A Redeemable Preferred Stock shall be further constituted by up to an additional 150,000 shares of such series to be available for issuance from time to time as provided for in Sections 1(b) and 7(d), each series of Series B Redeemable Preferred Stock shall be further constituted by up to an additional 180,000 shares of such series to be available for issuance as provided in Sections 1(b), 1(c) and 5(e) and each series of Series C Redeemable Preferred Stock shall be further constituted by up to an additional 5,000 shares of such series to be available for issuance as provided in Section 1(b). None of the shares of Redeemable Preferred Stock acquired by the Company by reason of redemption, purchase or otherwise shall be reissued as such, but may be redesignated for reissuance as shares of a different class or series of Preferred Stock in compliance with the terms hereof. Except as provided in Section 1(b), Section 7(d) and Section 5(e), the Company shall only issue the shares of the Series A2 Redeemable Preferred Stock, the Series B2 Redeemable Preferred Stock and the Series C2 Redeemable Preferred Stock to the Holders of the Series A1 Redeemable Preferred Stock, the Series B1 Redeemable Preferred Stock and the Series C1 Redeemable Preferred Stock, as applicable, as is necessary to comply with the registration and exchange provisions of the Registration Rights Agreement. Notwithstanding any other provision hereof, the Company shall be permitted to increase the number of authorized shares of each series of Redeemable Preferred Stock, without further approval from any holders thereof, to the extent necessary to comply with Sections 1(b), 1(c), 5(e) and 7(d) hereof.

     (b) In the event that the Company shall be required to pay Liquidated Damages pursuant to the Registration Rights Agreement and shall elect to pay such Liquidated Damages in kind, on each Dividend Payment Date the Company shall issue to each Holder entitled to Liquidated Damages in respect of shares of a series of Redeemable Preferred Stock held by such Holder such number of newly issued shares of such series of Redeemable Preferred Stock as is equal to (x) the Liquidated Damages then due to such Holder in respect of shares of Redeemable Preferred Stock of such series held by such Holder, divided by (y) the Liquidation Preference plus Total Cash Dividends in Arrears (inclusive of Additional Dividends and accrued regular dividends from the preceding Dividend Payment Date if not concurrently paid or accrued in accordance with the terms hereof) in respect of each share of Redeemable Preferred Stock of such series as of such Dividend Payment Date. Each newly issued share of Redeemable Preferred Stock of a series issued to a Holder shall be identical in all respects, including Liquidation Preference and Total Cash Dividends in Arrears, to all other shares of Redeemable Preferred Stock of the same series held by such Holder. In lieu of any issuing any fractional shares of Redeemable Preferred Stock of any series, the Company may deliver to a Holder an amount in cash equal to such fraction multiplied by the amount set forth in clause (y) of the preceding sentence with respect to such series.

     (c) In the event that the Company shall be permitted, in accordance with the terms of the Purchase Agreement, to satisfy all or a portion of the Earn-Out Amount, if any, in additional shares of Series B Redeemable Preferred Stock, the Company may issue such number of additional shares of Series B Redeemable Preferred Stock having at the time of pay-ment an aggregate Liquidation Preference plus Total Cash Dividends in Arrears (inclusive of any Additional Dividends accruing from the most recent Dividend Payment Date) plus accrued regular dividends equal to the Earn-Out Amount or portion thereof that the Company is permitted to so satisfy under the terms of the Purchase Agreement. If any Series B Redeemable Preferred Stock shall be outstanding immediately prior to such issuance, all newly issued shares of Series B Redeemable Preferred Stock shall be of the same series as all other outstanding shares of Series B Redeemable Preferred Stock at such time and identical to such outstanding shares in all respects, including as to Liquidation Preference, Total Cash Dividends in Arrears (inclusive of any Additional Dividends accruing from the most recent Dividend Payment Date), accrued regular dividends and, if previously obtained with respect to outstanding Series B Redeemable Preferred Stock, CUSIP number. If no shares of Series B Redeemable Preferred Stock shall be outstanding immediately prior to such issuance, all newly issued shares of Series B Redeemable Preferred Stock shall be issued with a Liquidation Preference of $1,000.

     Notwithstanding the provisions of the preceding paragraph, if the Company is not able to issue Series B Redeemable Preferred Stock in satisfaction of the Earn-Out Amount as contemplated by the preceding paragraph because for tax purposes such newly issued shares of Series B Redeemable Preferred Stock would not be fungible with previously outstanding shares of Series B Redeemable Preferred Stock, then in lieu of issuing shares Series B Redeemable Preferred Stock in satisfaction of the Earn-Out Amount, the Company may, without the consent of any Holder, create a new series of Redeemable Preferred Stock, to be designated "Series D Redeemable Preferred Stock," identical to the Series B Redeemable Preferred Stock in all respects, having an initial Liquidation Preference of $1,000 per share, and, if required pursuant to the Purchase Agreement, provisions to the effect that (x) the Series D Redeemable Preferred Stock shall be optionally redeemable by the Company at any time, at a Redemption Price equal to 100% of the Liquidation Preference thereof plus any Total Cash Dividends in Arrears (inclusive of Additional Dividends accruing from the most recent Dividend Payment Date) and accrued regular dividends, (y) the Series D Redeemable Preferred Stock shall be mandatorily redeemable, at the Redemption Price set forth in the preceding clause (x), within 30 days following any date upon which the Company would be permitted to redeem all or a portion of the Series D Redeemable Preferred Stock without causing a Material Breach by the Company or Parent, whether in one instance or as permitted from time to time (the foregoing clause (x) and (y) being the "Redemption Terms") and (z) the Series D Redeemable Preferred Stock shall be convertible, at the option of the Holder, from time to time, in whole or in part, into shares of Series B Redeemable Preferred Stock having the terms set forth in the second and third sentences, as applicable, of the immediately preceding paragraph.

     SECTION 2. Dividends. (a) Subject to Section 7(d) in the case of Textron Shares only, all shares of Redeemable Preferred Stock will bear dividends, whether or not earned or declared, out of funds legally available therefor, from the Issuance Date thereof accruing on the Liquidation Preference thereof at the rate of (x) (I) for all dividend periods ending on or before July 1, 2003, 11% per annum, and (II) for all dividend periods ending after July 1, 2003, 15% per annum (the "Series A Dividend Rate") in the case of the Series A Redeemable Preferred Stock, (y) (I) for all dividend periods ending on or before July 1, 2003, 12% per annum, and (II) for all dividend periods ending after July 1, 2003, 16% per annum (the "Series B Dividend Rate") in the case of the Series B Redeemable Preferred Stock and (z) (I) for all dividend periods ending on or before July 1, 2003, 12% per annum, and (II) for all dividend periods ending after July 1, 2003, 16% per annum (the "Series C Dividend Rate" and, together with the Series A Dividend Rate and the Series B Dividend Rate, the "Dividend Rate") in the case of the Series C Redeemable Preferred Stock and, in each case, will be payable quarterly in arrears on each Dividend Payment Date, commencing on April 1, 2002, to Holders of record on the March 15, June 15, September 15 and December 15 immediately preceding the relevant Dividend Payment Date. In calculating the amount of dividends due on any Dividend Payment Date, the Liquidation Preference utilized shall be the Liquidation Preference in effect on the first business day following the immediately preceding Dividend Payment Date. The Company may, at its option and without notice, elect to accrue (x) at any time, up to (but not more than) an amount (rounded to the nearest $.01) equivalent to 7% per annum of the dividends on the Series A Redeemable Preferred Stock payable on any Dividend Payment Date and up to (but not more than) an amount (rounded to the nearest $.01) equivalent to 8% per annum of the dividends on each of the Series B Redeemable Preferred Stock and the Series C Redeemable Preferred Stock payable on any Dividend Payment Date or (y) at all times through and including the dividend period ending and Dividend Payment Date on January 1, 2004 during which the payment of cash dividends on Redeemable Preferred Stock would result in a Material Breach by the Company or Parent, up to the full amount of all dividends on each series of Redeemable Preferred Stock payable on any Dividend Payment Date, but only to the extent necessary to prevent any such breach from occurring (with any amounts payable in cash being paid on a pro rata basis (based on aggregate Liquidation Preference) as among each series of Redeemable Preferred Stock); in each case in lieu of payment of such dividends in cash and, in each such case, any such accrued dividends (respectively, the "Series A Accrued Dividends," "Series B Accrued Dividends" and "Series C Accrued Dividends") will be added to the Liquidation Preference of the applicable series of Redeemable Preferred Stock. Additional dividends are payable in cash in respect of Series A Redeemable Preferred Stock constituting Textron Shares as provided in Section 7(d) ("Liquidity Dividends"); provided that at all times through and including the dividend period ending and Dividend Payment Date on January 1, 2004 during which the payment of cash Liquidity Dividends on Series A Redeemable Preferred Stock would result in a Material Breach by the Company or Parent, the Company may, without notice, elect to accrue up to all Liquidity

Dividends payable on Series A Redeemable Preferred Stock payable on any Dividend Payment Date (but only to the extent necessary to prevent any such breach from occurring), with any such accrual being added to the Series A Accrued Dividends for the relevant period. Dividends shall cease to accumulate in respect of the shares of Redeemable Preferred Stock upon their redemption unless the Company shall have failed to pay the relevant redemption price on the Redemption Date.

     (b) All dividends (including pursuant to Section 2(f)) paid with respect to shares of the Redeemable Preferred Stock pursuant to this Certificate of Designation shall be paid pro rata to the Holders entitled thereto.

     (c) Dividends with respect to Redeemable Preferred Stock are payable when, as and if declared by the Board of Directors, and nothing contained in this Certificate of Designation shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Company to pay or set apart for payment, any dividends on shares of the Redeemable Preferred Stock at any time. Dividends on the Redeemable Preferred Stock will accrue whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. The accrual of dividends as Series A Accrued Dividends, Series B Accrued Dividends or Series C Accrued Dividends as permitted by Section 2(a) shall be deemed to be a payment of dividends and shall fulfill the Company's obligations with respect to the payment of such portion of the dividends payable upon the Redeemable Preferred Stock for all purposes hereof. Other dividends will accumulate to the extent they are not paid on the Dividend Payment Date for the period to which they relate as Cash Dividends in Arrears and accumulated and unpaid dividends which are required to be paid in cash will bear Additional Dividends until paid on the same basis as set forth in Section 2(a) of this Certificate of Designation, compounded quarterly on each Dividend Payment Date.

     (d) Subject to the Company's option to accrue a portion of the dividends provided for in Section 2(a), Holders shall be entitled to receive the cash dividends provided for in this Certificate of Designation (including the Total Cash Dividends in Arrears) in preference to and in priority over any cash dividends (including accumulated and unpaid dividends) payable upon any Junior Securities.

     (e) At the Issuance Date of the Series A2 Redeemable Preferred Stock and the Series B2 Redeemable Preferred Stock and the Series C2 Redeemable Preferred Stock, such shares shall be issued with Total Cash Dividends in Arrears and accumulated and unpaid dividends for the then current dividend period equal to that of the Series A1 Redeemable Preferred Stock, the Series B1 Redeemable Preferred Stock and the Series C1 Redeemable Preferred Stock for which it is exchanged pursuant to the Registration Rights Agreement.

     (f) At any time and from time to time when there shall be Total Cash Dividends in Arrears, the Company may declare and pay, to the Holders of record of the Redeemable Preferred Stock on any record date chosen by the Company (which record date shall be not less than 10 and not more than 60 days prior to the payment date for such special dividend) for such dividends, a special dividend per share of Redeemable Preferred Stock equal to all or a portion of the Total Cash Dividends in Arrears as of the payment date. Upon payment of such a dividend, if less than the Total Cash Dividends in Arrears with respect to a share has been paid, the Cash Dividends in Arrears and Additional Dividends with respect to such share shall be reduced on a pro rata basis by the amount of such dividend.

     (g) No full dividends may be declared or paid or funds set apart for the payment of dividends on, and the Company shall not make any other distribution with respect to, any Parity Securities for any period unless the entire Total Cash Dividends in Arrears for all issued and outstanding shares of Redeemable Preferred Stock shall have been declared and paid in full, except as provided below. If at any time there shall exist Total Cash Dividends in Arrears, the Redeemable Preferred Stock will share dividends pro rata with the Parity Securities (on the basis of the relative unpaid amount of Cash Dividends in Arrears and Additional Dividends, in the case of the Redeemable Preferred Stock and of cumulative accrued and unpaid dividends, in the case of such Parity Securities). (h) Cash Dividends in Arrears, Additional Dividends and other dividends in connection with any redemption may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders of record of the Redeemable Preferred Stock on such date, not more than 60 days prior to the payment thereof, as may be fixed by the Board of Directors.

     (i) Dividends payable on the Redeemable Preferred Stock shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which dividends are payable and shall be deemed to accrue on a daily basis.

     SECTION 3. Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, Holders will be entitled to be paid, out of the assets of the Company available for distribution to stockholders, the Liquidation Preference per share of Redeemable Preferred Stock, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends (including any Total Cash Dividends in Arrears), if any, thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding-up), plus, in the case of the Series C Redeemable Preferred Stock only, an amount in cash equal to the Common Participation Amount, before any distribution is made on any Junior Securities, including, without limitation, on any Common Stock of the Company. If, upon any voluntary or involuntary liquida-tion, dissolution or winding-up of the Company, the amounts payable with respect to the Redeemable Preferred Stock and all other Parity Securities are not paid in full, the Holders of the Redeemable Preferred Stock and the holders of the Parity Securities will share equally and ratably in any distribution of assets of the Company in proportion to their relative liquidation preferences, together with all accumulated and unpaid dividends to which each is entitled. After payment of the full amount of the Liquidation Preference and, without duplication, accumulated and unpaid dividends (including any Total Cash Dividends in Arrears) to which they are entitled, and, in the case of the Series C Redeemable Preferred Stock only, an amount in cash equal to the Common Participation Amount, Holders will not be entitled to any further participation in any distribution of assets of the Company. For the avoidance of doubt, the Series A Redeemable Preferred Stock, the Series B Redeemable Preferred Stock and the Series C Redeemable Preferred Stock shall constitute Parity Securities with respect to one another. For the purposes of this Section 3, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with one or more entities shall be deemed to be a liquidation, dissolution or winding-up of the Company. Any payment of accumulated and unpaid dividends shall be paid prior to any other payments called for pursuant to this Section 3.

     SECTION 4. Voting Rights. (a) Holders shall be entitled to vote on any matter required or permitted to be voted upon generally by the holders of Common Stock of the Company and such vote shall represent an aggregate voting power equal to 2% of the voting power of the Company's outstanding Common Stock.

     (b) In addition, if (i) after January 1, 2003, there shall exist any Total Cash Dividends in Arrears remaining in arrears and unpaid for any two consecutive quarterly dividend periods; (ii) the Company fails to discharge its obligation to redeem Redeemable Preferred Stock on any Redemption Date to the extent required by Section 5; (iii) the Company fails to make a Par Offer if such offer is required by the second paragraph of Section 7(d) hereof or fails to purchase shares of Series A Redeemable Preferred Stock from Holders who elect to have such shares purchased pursuant to such Par Offer; (iv) a breach or violation of any other provisions contained in Section 7 hereof occurs and the breach or violation continues for a period of 45 days or more after the Company receives notice thereof specifying the default from the Holders of at least 25% of the shares of Redeemable Preferred Stock then outstanding; (v) Indebtedness of the Company and/or any Restricted Subsidiary having an individual or aggregate outstanding principal amount of $25,000,000 or more is declared due and payable following an event of default prior to its scheduled stated maturity or is not paid in full upon its scheduled stated maturity; (vi) a decree or order is entered by a court having jurisdiction in the premises granting relief in respect of any Significant Subsidiary in any involuntary case under the Federal Bankruptcy Code, adjudging such Significant Subsidiary a bankrupt, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of any Significant Subsidiary under any Bankruptcy Law, or appointing a receiver, liquidator, custodian, assignee, trustee, sequestrator (or other similar official) of any Significant Subsidiary, or of substantially all of its properties, or ordering the winding-up or liquidation of its affairs under any such law, and any such decree or order continues unstayed and in effect for a period of 60 consecutive days; or (vii) any Significant Subsidiary institutes proceedings to be adjudicated a bankrupt, or any Significant Subsidiary consents to the institution of bankruptcy proceedings against it, or any Significant Subsidiary files a petition or answer or consent seeking reorganization or relief under any Bankruptcy Law, or any Significant Subsidiary consents to the filing of any such petition or to the appointment of a receiver, liquidator, custodian, assignee, trustee, sequestrator (or other similar official) of any Significant Subsidiary, or of substantially all of its properties under any such law, then, in each such case, the Holders of the majority of the then outstanding affected series of Redeemable Preferred Stock (voting or consenting, as the case may be, as one class to the extent such Voting Rights Triggering Event relates to both series of Redeemable Preferred Stock) will be entitled to elect two members of the Board of Directors of the Company; provided, however, that in no event shall such Holders be entitled to elect more than two such members. Such voting rights will continue until such time as (x) in the case of a dividend default described in clause (i) above, all Total Cash Dividends in Arrears on the Redeemable Preferred Stock are paid in full, (y) in the case of an event described in clause (v) above, any such acceleration or event of default has been rescinded, cured or waived or the Indebtedness relating to such acceleration has been paid, redeemed, repurchased or defeased in full and (z) in all other cases, any failure, breach, default or event giving rise to such voting rights is remedied, cured or waived by the Holders of at least a majority of the then outstanding affected series of Redeemable Preferred Stock (voting or consenting, as the case may be, as one class to the extent such Voting Rights Triggering Event relates to both series of Redeemable Preferred Stock), after which time the term of the directors elected pursuant to the provisions of this paragraph shall terminate. Each such event described in clauses (i) through (vii) above is referred to herein as a "Voting Rights Triggering Event."

     (c) The Company shall not modify, change, affect or amend (including in connection with a merger or consolidation, except to the limited extent contemplated by Section 7(e)) the Certificate of Incorporation or this Certificate of Designation to affect materially and adversely the specified rights, preferences, privileges or voting rights of the Holders of the Redeemable Preferred Stock, or authorize the issuance of any additional shares of Redeemable Preferred Stock, without the affirmative vote or consent of Holders of at least a majority of the shares of Redeemable Preferred Stock then outstanding, voting or consenting, as the case may be, as one class. In addition, the Company shall not authorize, create (by way of reclassification, merger, consolidation or otherwise) or issue (i) any Parity Securities, or any obligation or security convertible into or evidencing the right to purchase any Parity Secu-rities, without the affirmative vote or consent of the Holders of a majority of the then outstanding shares of Redeemable Preferred Stock except as expressly contemplated hereby, (ii) any Senior Securities, or any obligation or security convertible into or evidencing the right to purchase Senior Securities, without the affirmative vote or consent of the Holders of at least a majority of the outstanding shares of the Redeemable Preferred Stock and (iii) any Junior Securities constituting Disqualified Stock, or any obligation or security convertible into or evidencing the right to purchase Junior Securities constituting Disqualified Stock, without the affirmative vote or consent of the Holders of at least a majority of the outstanding shares of the Redeemable Preferred Stock, in each case voting or consenting, as the case may be, as one class. Except as expressly set forth above, (i) the creation, authorization or issuance of any shares of Junior Securities, Parity Securities or Senior Securities, including the designation of series thereof within the existing class of Preferred Stock of the Company, or (ii) the increase or decrease in the amount of authorized Capital Stock of any class, including any Preferred Stock of the Company (other than the Redeemable Preferred Stock), shall not require the consent of the Holders and shall not be deemed to affect materially and adversely the specified rights, preferences, privileges or voting rights of Holders. The affirmative vote or consent of Holders of at least a majority of the then issued and outstanding shares of Redeemable Preferred Stock shall be required to increase the amount of authorized Redeemable Preferred Stock. No vote of the Holders shall be required to decrease the number of authorized shares of the Redeemable Preferred Stock; provided, however, that such number shall not be decreased below the number of the then currently issued and outstanding shares of Redeemable Preferred Stock.

     (d) Immediately after voting power to elect directors shall have become vested and be continuing in the Holders pursuant to Section 4(b) or if vacancies shall exist in the offices of directors elected by the Holders, Holders of at least 10% of the then issued and outstanding shares of Redeemable Preferred Stock or a proper officer of the Company shall call a special meeting of the Holders for the purpose of electing the directors which such Holders are entitled to elect. Any such meeting shall be held at the earliest practicable date, and the Company shall provide Holders with access to the lists of Holders. At any meeting held for the purpose of electing directors at which the Holders shall have the right, voting separately as a class, to elect directors, the presence in person or by proxy of the Holders of at least a majority of the outstanding shares of Redeemable Preferred Stock shall be required to constitute a quorum of such Holders.

     (e) Any vacancy occurring in the office of a director elected by the Holders shall be filled by the Holders.

     (f) In any case in which the Holders shall be entitled to vote pursuant to this Section 4 or pursuant to the General Corporation Law of the State of Delaware, each Holder shall be entitled to one vote for each share of Redeemable Preferred Stock held.

     (g) Holders of at least a majority of the then outstanding shares of Redeemable Preferred Stock, voting or consenting, as the case may be, separately as a single class, may waive compliance with any provision of this Certificate of Designation.

     SECTION 5. Redemption, Series C Exchange.

     (a) Optional Redemption. (i) The Series A Redeemable Preferred Stock and the Series B Redeemable Preferred Stock will be redeemable at the election of the Company, as a whole or from time to time in part, at any time on or after January 1, 2007, at the applicable redemption prices (expressed as a percentage of the Liquidation Preference thereof) set forth below, plus, without duplication, an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the date of redemption (the "Optional Redemption Date") to the Optional Redemption Date, if redeemed during the 12-month period beginning on January 1 of the years indicated below.



                                                                           Redemption Price
                                                           Series A Redeemable          Series B Redeemable
          Year                                               Preferred Stock              Preferred Stock
          ----
          2007.......................................             107.500%                     108.000%
          2008.......................................             105.000%                     105.333%
          2009.......................................             102.500%                     102.667%
          2010 and thereafter........................             100.000%                     100.000%


     (ii) No optional redemption may be made unless prior to such redemption any Total Cash Dividends in Arrears shall have been fully paid on all shares of the Redeemable Preferred Stock. If less than all the Redeemable Preferred Stock of any series is to be redeemed, the particular shares of such series to be redeemed will be determined pro rata among Holders of such series, except that the Company may redeem such shares held by any Holder of fewer than 100 shares without regard to such pro rata redemption requirement. If any Redeemable Preferred Stock is to be redeemed in part, the Redemption Notice that relates to such Redeemable Preferred Stock shall state the portion of the Liquidation Preference to be redeemed. New shares of the same series of Redeemable Preferred Stock having an aggregate Liquidation Preference equal to the unredeemed portion will be issued in the name of the Holder thereof upon cancellation of the original shares of Redeemable Preferred Stock.

     (b) Mandatory Redemption. (i) The Company shall redeem all outstanding Series A Redeemable Preferred Stock and Series B Redeemable Preferred Stock (subject to the legal availability of funds therefor) in whole on January 1, 2013; provided that such date shall be automatically changed upon the issuance of the Acquisition Notes to be the date that is the first Business Day which is one year following the final stated maturity date of the Acquisition Notes (without giving effect to any amendment, modification or waiver thereof), at a redemption price equal to 100% of the Liquidation Preference thereof, plus, without duplication, all accumulated and unpaid dividends (including any Total Cash Dividends in Arrears), if any, to the Maturity Redemption Date. The Company shall redeem all outstanding Series C Redeemable Preferred Stock (subject to the legal availability of funds therefor) in whole on February 1, 2022, at a redemption price equal to 100% of the Liquidation Preference thereof, plus, without duplication, all accumulated and unpaid dividends (including any Total Cash Dividends in Arrears), if any, to the Maturity Redemption Date, plus the Common Participation Amount.

     (ii) The Company shall make an offer to redeem (a "Change of Control Offer") all outstanding Redeemable Preferred Stock (subject to legal availability of funds therefor) not later than 60 days following a Change of Control (the "Change of Control Redemption Date") at a redemption price equal to 100% of the Liquidation Preference thereof, plus, without duplication, all accumulated and unpaid dividends (including any Total Cash Dividends in Arrears), if any, to the Change of Control Redemption Date, plus, in the case of the Series C Redeemable Preferred Stock only, an amount equal to the Common Participation Amount; provided that (A) no redemption under this Section 5(b)(ii) shall be required unless (i) all Existing Notes shall have ceased to be outstanding or have been acquired by the Company or a Restricted Subsidiary,
(ii) the Company shall have consummated a defeasance with respect to the Existing Notes in accordance with the terms thereof or (iii) the holders of Existing Notes shall have consented to the Company's performance of its obligations under this Section 5(b)(ii) and (B) no redemption shall be effected until after the Company has performed all of its obligations arising upon a "change of control" under any debt instruments of the Company. The Company shall not consummate a transaction resulting in a Change of Control unless at the time of or prior to the Change of Control, the Company shall have entered into customary financial and/or other arrangements which permit the timely redemption of the Redeemable Preferred Stock under this Section 5(b)(ii) (disregarding the proviso of the preceding sentence). The Company may (but shall not be obligated
to) discharge any obligation arising under this Section 5(b)(ii) if a Person other than the Company (whether or not an Affiliate) makes and consummates a Change of Control Offer in the manner contemplated, and as required by, this Certificate of Designation.

     (iii) In the event of any Asset Disposition resulting in Net Cash Proceeds to the Company or any Restricted Subsidiary required by the terms of the Company's then outstanding Indebtedness to be applied towards the repayment of, or any offer to repay, any outstanding Indebtedness of the Company to the extent that such Net Cash Proceeds are not applied by the Company within 365 days following such Asset Disposition toward the repayment of any such Indebtedness or are not reinvested in the business of the Company and the Restricted Subsidiaries within 365 days following such Asset Disposition, first the Company shall apply such Net Cash Proceeds towards the making and consummation of any remaining obligation to offer to purchase or other repayment of any outstanding Indebtedness of the Company to the extent required by, and in accordance with, the terms thereof, and towards any fees and expenses associated therewith, and, second, to the extent that any Net Cash Proceeds remain after any such purchase or repayment and payment of associated fees and expenses (such remaining proceeds being "Net Available Proceeds") and provided no default or event of default would result under the terms of any Indebtedness of the Company, the Company shall (a) declare a special dividend pursuant to Section 2(e) in an amount equal to the lesser of (x) the full amount of the entire Total Cash Dividends in Arrears (together with all other dividends payable in respect thereof) or (y) the amount of such Net Available Proceeds, and (b) after fulfilling any obligations with respect to special dividends referred to in the preceding clause (a), apply any remaining Net Available Proceeds ("Remaining Net Available Proceeds") towards the making and consummation of an offer (an "Asset Disposition Offer") to redeem shares of Redeemable Preferred Stock, at a redemption price equal to 100% of the Liquidation Preference thereof, plus, without duplication, all accumulated and unpaid dividends (including any Total Cash Dividends in Arrears), if any, to the redemption date (the "Asset Disposition Redemption Date"), which shall be not more than 60 nor less than 30 days following the Company's satisfaction of all obligations in respect of such Asset Disposition and the application of the Net Cash Proceeds therefrom required hereby to be performed prior to the making of an Asset Disposition Offer, plus, in the case of the Series C Redeemable Preferred Stock only, an amount equal to the Common Participation Amount. Notwithstanding anything herein to the contrary, the amount of Net Available Proceeds may be recalculated to take account of the pro rata rights of any holders of Parity Securities, if any.

     (c) Dividend Payment. Any payment of accumulated and unpaid dividends (including any dividends that have been added to the Liquidation Preference) shall be declared and paid prior to the payment of any redemption price made pursuant to this Section 5. In addition, the Company shall declare and pay a special dividend as provided in Section 2(f) in respect of the full amount of any Total Cash Dividends in Arrears prior to the payment of any redemption price made pursuant to this Section 5. Notwithstanding anything herein to the contrary, this Section 5(c) shall not result in any requirement to make a duplicative payment upon any redemption hereunder.

     (d) Procedure for Redemptions. (i) Not more than 60 and not less then 30 days prior to any Redemption Date (or, in the case of a redemption pursuant to Section 5(b)(ii), not more than 60 and not less than 5 Business Days prior to any Redemption Date), written notice (the "Redemption Notice") shall be given by first-class mail, postage prepaid, to each Holder of record of shares to be redeemed on the record date fixed for such redemption of the Redeemable Preferred Stock or entitled to the benefits of a Change of Control Offer or Asset Disposition Offer, as the case may be, at such Holder's address as the same appears on the stock register of the Company; provided, however, that (1) a Redemption No-tice may be given with respect to a redemption pursuant to Section 5(b)(ii) on a basis that is conditioned upon and subject to the occurrence of a Change of Control upon a date that may be subsequently changed (a "Conditional Redemption Notice") and (2) no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Redeemable Preferred Stock to be redeemed except as to the Holder or Holders to whom the Company has failed to give such notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

          (A) in the case of a Change of Control Offer or Asset Disposition Offer only, that a Change of Control has occurred or that Remaining Net Available Proceeds resulting from an Asset Disposition exist, as the case may be, and that such Holder has the right to require the Company to redeem such Holder's Redeemable Preferred Stock at the within mentioned Redemption Price, in the case of an Asset Disposition Offer, up to a maximum aggregate Redemption Price equal to the Remaining Net Available Proceeds less the amount of fees and expenses associated with the making and consummation of the Asset Disposition Offer;

          (B) the Redemption Price or, if unascertainable, how the Redemption Price will be calculated;

          (C) in the case of an optional redemption only, whether all or less than all the outstanding shares of a series of Redeemable Preferred Stock are to be redeemed and the total number of shares of such Redeemable Preferred Stock being redeemed;

          (D) in the case of an optional redemption only, the number and series of shares of Redeemable Preferred Stock held by the Holder that the Company intends to redeem;

          (E) in the case of an Asset Disposition Offer only, the aggregate Remaining Net Available Proceeds available to redeem shares of Redeemable Preferred Stock pursuant to the Asset Disposition Offer and to pay fees and expenses associated therewith;

          (F) in the case of an Asset Disposition Offer only, that any shares of Redeemable Preferred Stock tendered in excess of the maximum number able to be repurchased with the Remaining Net Available Proceeds (net of fees and expenses associated with the Asset Disposition Offer) will be returned to the Holder and will be treated for all purposes as if such shares had not been tendered for redemption, and that in the event of such an excess tender, the Company shall select the shares of Redeemable Preferred Stock to be redeemed as nearly as practicable on a pro rata basis;

                                      -15

          (G) the Redemption Date or, in the case of a Conditional Redemption Notice, the first possible and intended Redemption Date;

          (H) in the case of an optional redemption or maturity date redemption only, that the Holder is to surrender to the Company, at the place or places that shall be designated in such Redemption Notice, its certificates representing the shares of Redeemable Preferred Stock to be redeemed;

          (I) in the case of a Change of Control Offer or Asset Disposition Offer only, that the Holder is to surrender to the Company, at the place or places that shall be designated in such Redemption Notice, its certificates representing the shares of Redeemable Preferred Stock that such Holder has elected to be redeemed;

          (J) that dividends on the shares of any Redeemable Preferred Stock to be redeemed shall cease to accumulate on the day prior to such Redemption Date unless the Company defaults in the payment of the redemption price; and

          (K) the name of any bank or trust company performing the duties referred to in subsection (d)(iv) below.

     (ii) On or before a Redemption Date, each Holder of Redeemable Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares of Redeemable Preferred Stock to the Company, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full redemption price for such shares shall be payable in cash to the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be returned to authorized but unissued shares. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

     (iii) On and after the Redemption Date, unless the Company defaults in the payment in full of the applicable redemption price, dividends on the Redeemable Preferred Stock called or tendered for redemption shall cease to accumulate on the day prior to the Redemption Date, and the Holders of such shares shall cease to have any further rights with respect thereto on the Redemption Date, other than the right to receive the redemption price, without interest.

     (iv) If a Redemption Notice shall have been duly given or if the Company shall have given to the bank or trust company hereinafter referred to irrevocable authorization promptly to give such notice, and if on or before the Redemption Date specified therein the funds necessary for such redemption shall have been deposited by the Company with such bank or trust company in trust for the pro rata benefit of the Holders of the Redeemable Pre-ferred Stock called or tendered for redemption, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, from and after the time of such deposit, all shares so called or tendered, or to be so called or tendered pursuant to such irrevocable authorization, for redemption shall no longer be deemed to be outstanding and all rights with respect to such shares shall forthwith cease and terminate, except only the right of the Holders thereof to receive from such bank or trust company at any time after the time of such deposit the funds so deposited, without interest. The aforesaid bank or trust company shall be organized and in good standing under the laws of the United States of America or of any state within the United States, shall have capital, surplus and undivided profits aggregating at least $25,000,000 (a "Qualified Bank") and shall be identified in the Redemption Notice. Any interest accrued on such funds from and after the Redemption Date shall be paid to the Company from time to time. Any funds so set aside or deposited, as the case may be, and unclaimed at the end of one year from such Redemption Date shall, to the extent permitted by law, be released or repaid to the Company, after which release or repayment the Holders of the shares so called for redemption shall look only to the Company for payment thereof.

     (e) Exchange of Series C Redeemable Preferred Stock for Series B Redeemable Preferred Stock. At any time after the second anniversary of the Issuance Date of the Series C1 Redeemable Preferred Stock but prior to the third anniversary of the Issuance Date of the Series C1 Redeemable Preferred Stock, at the option of the Company or upon the written request of Holders of a majority of the outstanding shares of Series C Redeemable Preferred Stock, the Company shall exchange, in whole and not in part, all outstanding shares of Series C Redeemable Preferred Stock for newly issued shares of Series B Redeemable Preferred Stock. If any Series B Redeemable Preferred Stock shall be outstanding immediately prior to such exchange, all newly issued shares of Series B Redeemable Preferred Stock shall be of the same series as all other outstanding shares of Series B Redeemable Preferred Stock at such time and identical to such outstanding shares in all respects, including as to Liquidation Preference, Total Cash Dividends in Arrears (inclusive of any Additional Dividends accruing from the most recent Dividend Payment Date), accrued regular dividends and, if previously obtained with respect to outstanding Series B Redeemable Preferred Stock, CUSIP number. If no shares of Series B Redeemable Preferred Stock shall be outstanding immediately prior to such exchange, all newly issued shares of Series B Redeemable Preferred Stock shall be issued with the same Liquidation Preference, Total Cash Dividends in Arrears (inclusive of any Additional Dividends accruing from the most recent Dividend Payment Date) and accrued regular dividends as the shares of Series C Redeemable Preferred Stock immediately prior to such exchange (and the Common Exchange Factor shall be calculated on such basis). The ratio of exchange shall be one share of Series B Redeemable Preferred Stock multiplied by the Common Exchange Factor for each share of Series C Redeemable Preferred Stock exchanged. In lieu of issuing any fractional shares of Series B Redeemable Preferred Stock, the Company may deliver to a Holder an amount in cash equal to such fraction multiplied by the sum of the Liquidation Preference plus Total Cash Dividends in Arrears (inclusive of any Additional Dividends accruing from the most recent Dividend Payment Date) plus accrued regular dividends in respect of each share of Series B Redeemable Preferred Stock being issued.

     Not more than 60 and not less than 10 days prior to an exchange provided for in the preceding paragraph , written notice (the "Exchange Notice") shall be given by first-class mail, postage prepaid, to each Holder of record of shares to be exchanged on the record date fixed for such exchange of Series B Redeemable Preferred Stock for Series C Redeemable Preferred Stock, at such Holder's address as the same appears on the stock register of the Company; provided, however, that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for such exchange. The Exchange Notice shall state (i) the date set for exchange, (ii) the method used to calculate the Common Exchange Factor, (iii) that the Holder is to surrender to the Company, at the place or places that shall be designated in such Exchange Notice, its certificates representing the shares of Series C Redeemable Preferred Stock to be exchanged, (iv) that following the date set for exchange, such Holder's shares of Series C Redeemable Preferred Stock shall cease to accrue dividends, whether or not submitted for exchange, and (v) that following the date set for exchange, dividends on newly issued shares of Series B Redeemable Preferred Stock shall accrue from the most recent Dividend Payment Date.

     SECTION 6. Ranking. The Redeemable Preferred Stock shall, with respect to dividends and distributions upon liquidation, winding-up and dissolution of the Company, rank (a) senior to all classes of Common Stock of the Company, and to each other class of Capital Stock or series of Preferred Stock of the Company established after the Issuance Date of the Series A1 Redeemable Preferred Stock, Series B1 Redeemable Preferred Stock and Series C1 Redeemable Preferred Stock the terms of which expressly provide that it ranks junior to the Redeemable Preferred Stock as to dividends and distributions upon liquidation, winding-up and dissolution of the Company (collectively referred to, together with all classes of Common Stock of the Company, as "Junior Securities"), (b) subject to any required approval of the Holders in accordance with Section 4(c) hereof, on a parity with each other class of Capital Stock or series of Preferred Stock established after the Issuance Date of the Series A1 Redeemable Preferred Stock, Series B1 Redeemable Preferred Stock and Series C1 Redeemable Preferred Stock the terms of which expressly provide that such class or series will rank on a parity with the Redeemable Preferred Stock as to dividends and distributions upon liquidation, winding-up and dissolution of the Company (collectively referred to as "Parity Securities"), and (c) subject to any required approval of the Holders in accordance with Section 4(c) hereof, junior to each class of Capital Stock or series of Preferred Stock established after the Issuance Date of the Series A1 Redeemable Preferred Stock, Series B1 Redeemable Preferred Stock and Series C1 Redeemable Preferred Stock by the Board of Directors and the terms of which do not expressly provide that such class or series will rank junior to, or on a parity with, the Redeemable Preferred Stock as to dividends and distributions upon liquidation, winding-up and dissolution of the Company (collectively referred to as "Senior Securities"). For the avoidance of doubt, each series of Redeemable Preferred Stock shall constitute Parity Securities with respect to one another.

     SECTION 7. Certain Additional Provisions.

     (a) Limitation on Indebtedness. The Company shall not Incur any Indebtedness, and the Company shall not permit any of the Restricted Subsidiaries to Incur any Indebtedness, other than, in any such case, Permitted Indebtedness; provided that the Company or a Restricted Subsidiary may Incur Indebtedness if immediately after giving pro forma effect thereto and the use of the proceeds thereof (in accordance with the definition of "Consolidated Coverage Ratio"), the Consolidated Coverage Ratio is at least equal to 2.0:1.00.

     For purposes of determining compliance with this Section 7(a), (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Permitted Indebtedness or the provisions of the first paragraph of this
Section 7(a), the Company in its sole discretion may classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount of such Indebtedness as one of such types and such item of Indebtedness may be divided and classified in more than one of such types, (ii) the liquidation preference of any Preferred Stock will be the amount of all obligations of such Person with respect to the redemption of such Preferred Stock at its stated maturity or upon liquidation or dissolution (whichever is greater) and (iii) in no event shall the accrual of dividends or interest or issuance of pay-in-kind dividends or interest subsequent to the issuance or Incurrence of Indebtedness or Preferred Stock giving rise thereto constitute an Incurrence required to be tested under this Section 7(a).

     (b) Limitations on Restricted Payments. Without limiting other prohibitions in this Certificate of Designation (including Sections 4(c) and 5(a)(ii)), the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution to the holders of any Junior Securities or Parity Securities (other than dividends or distributions payable solely in shares of Qualified Capital Stock or in options, warrants or other rights to purchase shares of Qualified Capital Stock); (ii) purchase, redeem or otherwise acquire or retire for value any Junior Securities or Parity Securities or any options, warrants or other rights to acquire Junior Securities or Parity Securities (other than such options, warrants or rights owned by the Company or a Restricted Subsidiary); or (iii) make any Investment (other than a Permitted Investment) in any Person (any of the foregoing actions described in clause (i), (ii) or (iii), other than the exclusions therefrom, are collectively referred to herein as "Restricted Payments"), unless at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

          (1) no Voting Rights Triggering Event shall have occurred and be continuing (or result therefrom);

          (2) after giving effect to such Restricted Payment, the Consolidated Coverage Ratio shall be equal to or greater than 2.0:1.00;

          (3) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issuance Date of the Series A1 Redeemable Preferred Stock, Series B1 Redeemable Preferred Stock and Series C1 Redeemable Preferred Stock would not exceed the sum of (without duplication):

               (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the Issuance Date of the Series A1 Redeemable Preferred Stock, Series B1 Redeemable Preferred Stock and Series C1 Redeemable Preferred Stock to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment as to which financial results are available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

               (B) the aggregate net cash proceeds or fair market value of property received by the Company from the issue or sale of Qualified Capital Stock of the Company or other capital contributions in respect of Qualified Capital Stock of the Company subsequent to the Issuance Date of the Series A1 Redeemable Preferred Stock, Series B1 Redeemable Preferred Stock and Series C1 Redeemable Preferred Stock, provided that any such net proceeds received, directly or indirectly, by the Company from an employee stock ownership plan financed by loans from the Company or a Subsidiary of the Company shall be included only to the extent such loans have been repaid with cash on or prior to the date of determination; plus

               (C) the amount by which Indebtedness of the Company or a Restricted Subsidiary (other than, in either case, Indebtedness owed to the Company or a Restricted Subsidiary) is reduced on the Company's consolidated balance sheet upon the conversion or exchange subsequent to the Issuance Date of the Series A1 Redeemable Preferred Stock, Series B1 Redeemable Preferred Stock and Series C1 Redeemable Preferred Stock of any such Indebtedness into or for Qualified Capital Stock of the Company (less the amount of any cash, or other property, distributed by the Company or such Restricted Subsidiary, as applicable, upon such conversion or exchange on account of such Indebtedness other than on account of interest or dividends in respect thereof); plus

               (D) to the extent not included in Consolidated Net Income, the net reduction (received by the Company or any Restricted Subsidiary in cash) in Investments (other than Permitted Investments) made by the Company and the Restricted Subsidiaries since the Issuance Date of the Series A1 Redeemable Preferred Stock, Series B1 Redeemable Preferred Stock and Series C1 Redeemable Preferred Stock (including if such reduction occurs by reason of the return of equity capital, the repayment of the principal of loans or advances or the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary), not to exceed, in the case of any Investments in any Person, the amount of Investments (other than Permitted Investments) made by the Company and its Restricted Subsidiaries in such Person since the Issuance Date of the Series A1 Redeemable Preferred Stock, Series B1 Redeemable Preferred Stock and Series C1 Redeemable Preferred Stock.

     Notwithstanding the foregoing paragraph, so long as no Voting Rights Triggering Event shall have occurred and be continuing (except as to clauses
(i), (ii), (iii), (vi), (viii), (ix) and (x) below) the foregoing provisions shall not prohibit the following actions:

               (i) retirements, redemptions, dividends and other distributions made or paid within 60 days after the date of declaration or issuance of notice of redemption or retirement if at such date of declaration or issuance of notice of redemption or retirement such dividend would have complied with this Section 7(b);

               (ii) any purchase, retirement or redemption of Capital Stock of the Company made (x) by exchange for, or out of the proceeds of any substantially concurrent capital contribution in respect of or substantially concurrent sale of, Qualified Capital Stock of the Company (other than Capital Stock issued or sold to a Subsidiary) or
          (y) by exchange for shares of Capital Stock of Parent;

               (iii) any purchase, retirement or redemption of Parity Securities effected together with a purchase or redemption of the Redeemable Preferred Stock on a basis that is in proportion to their relative liquidation preferences and otherwise in compliance with this Certificate of Designation;

               (iv) payments (including through dividends or distributions to Parent to enable it to make payments) (A) of amounts necessary and when necessary to purchase, redeem, acquire, cancel or otherwise retire for value Capital Stock of Parent of the Company, in each case held by full time officers, directors or employees of Parent, the Company or any of the Company's Subsidiaries, upon, in connection with or following death, disability, retirement, severance or termination of employment or service or pursuant to any agreement or plan under which such Capital Stock was issued or which was otherwise approved by the Board of Directors of the Parent or the Company and creates an obligation on the part of the Parent or the Company with respect to its Capital Stock of the type contemplated by this subclause (A), (B) to redeem or repurchase stock purchase or similar rights in respect of Capital Stock or (C) to make cash payments to holders of Capital Stock in lieu of the issuance of fractional shares of its Capital Stock; provided, however, that the amount of such payments pursuant to subclauses (A), (B) and (C) of this clause (iv) after the Issuance Date of the Series A1 Redeemable Preferred Stock, Series B1 Redeemable Preferred Stock and Series C1 Redeemable Preferred Stock does not exceed $6.0 million in any fiscal year plus any unutilized portion of such amount in any prior fiscal year;

               (v) Restricted Payments (other than Investments and other Restricted Payments otherwise permitted hereunder) in an aggregate amount not to exceed $30 million;

               (vi) the payment of dividends or distributions to Parent in amounts and at the times necessary to permit Parent to pay amounts, if any, owing by Parent in connection with the Acquisition, the Credit Facility, the Receivables Facility, the Acquisition Notes, the Bridge Financing, the Redeemable Preferred Stock and fees and expenses related to any of the foregoing;

               (vii) subject to compliance with the other applicable provisions hereof, the payment of dividends or distributions in respect of the Redeemable Preferred Stock or other Preferred Stock issued pursuant to and in compliance with this Certificate of Designation and purchases, retirements or redemptions of any shares of Redeemable Preferred Stock in accordance with the terms hereof;

               (viii) dividends or other Restricted Payments (including tax sharing payments) to Parent to the extent used by Parent to pay its operating and administrative expenses incurred in the ordinary course of its business, including directors' fees, legal and audit expenses, listing fees, judgments, awards or settlements payable by Parent arising from the businesses of the Company or its Subsidiaries or Parent's status as a public company, public company compliance expenses and corporate, franchise and other taxes; or

               (ix) any Investment made by the exchange for, or out of the proceeds of a capital contribution in respect of or the substantially concurrent sale of, Qualified Capital Stock of the Company or by exchange for shares of Capital Stock of Parent.

     Notwithstanding any other provision of this Section 7(b), for so long as any Textron Shares remain issued and outstanding, the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly make any Restricted Payment of the type described in clause (i) or (ii) of the definition thereof other than
(a) Restricted Payments permitted by clauses (ii), (iii), (iv), (vi), (viii) and
(ix) of the preceding paragraph, (b) any dividend or distribution to Parent to the extent required by Parent to service Indebtedness owing to any Person that is not an Affiliate of Parent or the Company if such Restricted Payment would otherwise be permitted by this Section 7(b), and (c) any dividend or distribution to Parent to the extent required by Parent in connection with any financing of the Acquisition in lieu of any of the debt financing contemplated by the Debt Commitment Letter (as defined in the Purchase Agreement), including the Acquisition Notes and any Refinancing of the Bridge Financing. The provisions of this paragraph shall operate solely for the benefit of Textron and its Subsidiaries in their capacity as holders of Textron Shares. Notwithstanding anything in this Certificate of Designation to the contrary, in the event of a breach of these provisions and no other provision of this Certificate of Designation, the sole affected Holders entitled to voting rights under Section 4 shall be the Holders of the Textron Shares.

     The amount of any non-cash Restricted Payment shall be the fair market value, on the date such Restricted Payment is made, of the assets or securities proposed to be transferred or issued by the Company pursuant to such Restricted Payment. For the purposes of calculating the aggregate amount of Restricted Payments made for the purposes of clause (2) of the first paragraph of this
Section 7(b), any payment made pursuant to clauses (i), (ii), (iv), (v) and, (x) of the second preceding paragraph shall be included and any payment made pursuant to clauses (iii), (vi), (vii), (viii) and (ix) of the second preceding paragraph shall be excluded.

     (c) Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (i) to pay dividends (in cash or otherwise) or make any other distributions in respect of its Capital Stock owned by the Company or any other Restricted Subsidiary or pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary; (ii) to make loans or advances to the Company or any other Restricted Subsidiary; or (iii) to transfer any of its property or assets to the Company or any other Restricted Subsidiary. Notwithstanding the foregoing, the Company may, and may permit any Restricted Subsidiary to, create or otherwise cause or suffer to become effective any such encumbrance or restriction (A) pursuant to any agreement in effect on the Issuance Date of the Series A1 Redeemable Preferred Stock, the Series B1 Redeemable Preferred Stock and the Series C1 Redeemable Preferred Stock; (B) pursuant to the terms of any Credit Facility, Currency Agreement, Interest Rate Agreement, Commodity Agreement, Receivables Facility or Indebtedness Incurred pursuant to clause (iii), (iv) or (viii) (B) of the definition of "Permitted Indebtedness and Preferred Stock"; provided that the Company de-termines in good faith that the provisions relating to such encumbrance or restriction at the time any such agreement is entered into (i) are customary in similar agreements entered into by Persons of a comparable size and credit worthiness to the Company and (ii) could not reasonably be expected to materially adversely affect the Company's ability to make required cash dividend payments with respect to the Redeemable Preferred Stock or to redeem the Redeemable Preferred Stock on the Maturity Redemption Date; (C) pursuant to an agreement existing prior to the date on which such Person became a Subsidiary of the Company and outstanding on such date and not created in anticipation of becoming a Subsidiary, which encumbrance or restriction is not applicable to any other Person or the properties or assets of any other Person; (D) pursuant to an agreement effecting a renewal, refunding or extension of Indebtedness Incurred or Preferred Stock issued pursuant to an agreement referred to in clause (A),
(B) or (C) above or this clause (D), provided that the provisions contained in such renewal, refunding or extension agreement relating to such encumbrance or restriction are not, in the aggregate, more restrictive in any material respect than the provisions contained in the agreement the subject thereof, as determined in good faith by the Company; (E) in the case of clause (iii) above, restrictions contained in any mortgage, security or lease agreement (including a capital or operating lease) securing Indebtedness of a Subsidiary or relating to property or assets of a Subsidiary otherwise permitted hereunder, but only to the extent such restrictions restrict the transfer of the property or asset subject to such mortgage, security or lease agreement; (F) in the case of clause
(iii) above, customary nonassignment provisions entered into in the ordinary course of business consistent with past practice in leases and other contracts to the extent such provisions restrict the transfer or subletting of any such lease or the assignment of rights under such contract; (G) any restriction with respect to a Subsidiary of the Company imposed pursuant to an agreement which has been entered into for the sale or disposition of Capital Stock or assets of such Subsidiary; (H) any encumbrance or restriction with respect to a Foreign Subsidiary pursuant to an agreement relating to Indebtedness or Liens Incurred by such Foreign Subsidiary which is permitted hereunder; provided, that the Company determines in good faith that the provisions relating to such encumbrance or restriction at the time any such agreement is entered into (i) are customary in similar agreement entered into by persons of a comparable size and credit worthiness to the Company and (ii) could not reasonably be expected to materially adversely affect the Company's ability to make required cash dividend payments with respect to the Redeemable Preferred Stock or to redeem the Redeemable Preferred Stock on the Maturity Redemption Date; or (I) any encumbrance or restriction which by its terms permits payments to the Company to the extent needed to pay dividends on any Dividend Payment Date or as otherwise required hereunder.

     (d) Textron Share Liquidity Provisions. The provisions of this Section 7(d) are solely for the benefit of Holders of Series A Redeemable Preferred Stock that constitute Textron Shares. In the event that either (I) both (A) the Liquidity Condition is satisfied at any time and (B) no Par Offer has been properly made on or before the First Dividend Payment

Date and all Textron Shares purchased pursuant thereto or (II) both (A) the Existing Notes are repaid at or within 180 days of their final Stated Maturity and (B) no Par Offer has been properly made on or before such repayment, the Series A Dividend Rate applicable solely to Textron Shares will increase by 1.00% per annum for the first dividend period commencing on the first day after the First Dividend Payment Date and by an additional 0.50% per annum for each dividend period thereafter; provided that (1) the Series A Dividend Rate applicable to Textron Shares in effect at any time shall not exceed 20% per annum and (2) the Series A Dividend Rate will return to the Dividend Rate otherwise applicable under Section 2(a) once a Par Offer has been properly made and all Textron Shares purchased pursuant thereto. The period during which the increased Series A Dividend Rate in respect of Textron Shares shall be in effect under the immediately preceding sentence is referred to herein as the "Restricted Period." During the Restricted Period, if any, the Company and the Restricted Subsidiaries shall not Incur any Indebtedness (other than Permitted Restricted Period Debt or Indebtedness Incurred for the purpose financing a Par Offer) unless the Consolidated Coverage Ratio (or, if there has been an Asset Acquisition after the Issuance Date of the Series A1 Preferred Stock, the Adjusted Consolidated Pro Forma Coverage Ratio) after giving effect to the Incurrence of such Indebtedness is equal to or greater than the ratios specified below for the four fiscal quarter periods ending when specified below:

          Periods ending on or prior to December 31, 2002...................     3.00:1.0
          Periods ending on or between January 1, 2003 and December 31,
          2003..............................................................     3.25:1.0
          Periods ending on and after January 1, 2004.......................     3.50:1.0.



     For so long as there are any issued and outstanding Textron Shares, the Company will not, and will not permit any Restricted Subsidiary to, refinance, repay, retire or defease Existing Notes (other than at or within 180 days prior to their final Stated Maturity) in an aggregate principal amount greater than $25 million, unless prior to or concurrently therewith a Par Offer shall have been made. Notwithstanding the Company's obligations to pay Liquidity Dividends as provided in this Section 7(d) to the Holders of Textron Shares, the Company shall not be required to make a Par Offer unless (i) all Existing Notes shall have ceased to be outstanding or have been acquired by the Company or a Restricted Subsidiary, (ii) the Company shall have consummated a defeasance with respect to the Existing Notes in accordance with the terms thereof or (iii) the holders of Existing Notes shall have consented to the making of such Par Offer.

     For so long as there are any issued and outstanding Textron Shares, within 60 days after an Asset Acquisition occurring following the Issuance Date of the Series A1 Preferred Stock and prior to a Par Offer, the Company shall deliver a certificate of its Chief Financial Officer to the Holders of Textron Shares certifying that attached five full fiscal year

"stand alone" projections (the "Certified Projections") of Consolidated Cash Flow and Consolidated Interest Expense for the Persons or assets acquired pursuant to such Asset Acquisition (assuming for the purposes of such projections that such Persons or assets are the "Company and the Restricted Subsidiaries" and disregarding clause (viii) of the definition of Consolidated Interest Expense) are (1) projections that are utilizing consistent operating assumptions with any projections delivered to lenders to the Company in connection with the particular Asset Acquisition (it being agreed that the Certified Projections are "stand alone" projections and will accordingly give no effect to any impact of combining or integrating the acquired Person or assets with the Company and the Restricted Subsidiaries) or (2) in the absence of the projections referred to in the preceding clause (1), the projections utilized by the Board of Directors of the Company (or any duly authorized Committee thereof) in approving the particular Asset Acquisition. Such Certified Projections may include a prospective reasonable methodology for allocating the indicated Consolidated Cash Flow and Consolidated Interest Expense across quarters for the entire period covered by the Certified Projections.

     The benefit of the provisions of this Section 7(d) are solely intended for Textron and its Subsidiaries and shall terminate as to any shares of Series A Redeemable Preferred Stock that are transferred or otherwise disposed of to any other Person, regardless of their subsequent reacquisition by Textron or any of its Subsidiaries.

     In the event of any transfer of Textron Shares to a Person other than Textron or its Subsidiaries (a "Non-Textron Transferee"), if immediately prior to such transfer there shall exist Total Liquidity Dividends in Arrears with respect to such Textron Shares, then immediately following such transfer such Total Liquidity Dividends in Arrears shall cease to exist with respect to such transferred Textron Shares (the "Transferred Shares") and the Transferred Shares shall be for all purposes shares of Series A Redeemable Preferred Stock not entitled to any of the benefits afforded to Textron Shares. For the avoidance of doubt, but without limitation, the Transferred Shares shall have a Liquidation Preference and be entitled to Total Cash Dividends in Arrears, if any, as if such shares (or any predecessor shares) had never been Textron Shares. As promptly as practicable following a written notice of a transfer of Textron Shares to a Non-Textron Transferee, the Company shall issue to such Non-Textron Transferee additional shares of Series A Redeemable Preferred Stock identical to the Transferred Shares in all respects (including, without limitation, as to Liquidation Preference, Total Cash Dividends in Arrears, if any, and accrued regular dividends), with the number of such newly issued shares being equal to
(x) the Total Liquidity Dividends in Arrears formerly applicable to the Transferred Shares, divided by (y) the Liquidation Preference plus Total Cash Dividends in Arrears (inclusive of Additional Dividends accruing from the most recent Dividend Payment Date) plus accrued regular dividends from the most recent Dividend Payment Date in respect of each share of newly issued Series A Redeemable Preferred Stock as of its date of issuance. In lieu of any issuing any fractional shares of Series A Redeemable Pre-ferred Stock, the Company may deliver to a Non-Textron Transferee an amount in cash equal to such fraction multiplied by the amount set forth in clause (y) of the preceding sentence. The Company may require reasonable certifications and indemnities from Textron and/or any Non-Textron Transferee concerning the transfer of Textron Shares as a condition to issuing additional shares of Series A Redeemable Preferred Stock (or cash payments in respect of fractional shares) as contemplated by this paragraph.

     (e) Consolidation, Merger and Sale of Assets. The Company shall not, in a single transaction or through a series of transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any other Person or Persons or permit any of the Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and the Restricted Subsidiaries on a consolidated basis to any other Person or Persons, unless at the time and immediately after giving effect thereto:

          (i) either (a) the Company shall be the continuing corporation or (b) the Person (if other than the Company) formed by such consolidation or into which the Company or such Subsidiary is merged or the Person that acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all the properties and assets of the Company and the Restricted Subsidiaries on a consolidated basis (the "Surviving Entity") shall be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia;

          (ii) the Redeemable Preferred Stock shall be converted into or exchanged for and shall become shares of the Surviving Entity having in respect of the Surviving Entity the same rights and privileges that the Redeemable Preferred Stock had immediately prior to such transaction or series of transactions with respect to the Company;

          (iii) no Voting Rights Triggering Event shall have occurred and be continuing; and

          (iv) after giving effect to such transaction or series of transactions, the Consolidated Coverage Ratio shall be equal to or greater than 2.0:1.00.

     Any Surviving Entity shall file an appropriate certificate of designation with respect to the preferred stock referred to in clause (ii) above with the Secretary of State (or similar public official) of the jurisdiction under whose laws it is organized. In such event, the Company shall be released from its obligations under this Certificate of Designation.

     (f) Limitation on Transactions with Affiliates. The Company shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) involving payments or value to such Affiliate with or for the benefit of any Affiliate of the Company or any of the Restricted Subsidiaries (an "Affiliate Transaction") unless the terms of such Affiliate Transaction are either (x) fair to the Company or such Restricted Subsidiary from a financial point of view or (y) no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate. For any transaction that involves in excess of $1,000,000, a majority of the disinterested members of the Board of Directors shall determine that the transaction satisfies the criteria of the preceding sentence. For any Affiliate Transaction that involves in excess of $25,000,000, the Company shall obtain an opinion from a nationally recognized independent investment banking firm or other firm with experience in evaluating or appraising the terms and conditions of the type of transaction (or series of related transactions) for which the opinion is required (an "Independent Evaluation Firm") stating in substance that the terms of such Affiliate Transaction are in compliance with either clause (x) or (y) above. For any Affiliate Transaction (other than as set forth in clauses (i) through (x) (other than clause (viii)) below) that involves in excess of $1,000,000, for so long as Textron and its Subsidiaries are the Holders of at least a majority of the aggregate Liquidation Preference of any of the Series A Redeemable Preferred Stock, the Series B Redeemable Preferred Stock or the Series C Redeemable Preferred Stock, the Company shall obtain the prior consent of Textron unless the Company shall have obtained an opinion from an Independent Evaluation Firm stating in substance that the terms of such Affiliate Transaction are in compliance with either clause (x) or (y) above.

     The requirements of the immediately preceding paragraph shall not apply to:

          (i) any Restricted Payment permitted to be made pursuant to Section 7(b);

          (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to employment arrangements, or any stock options and stock ownership plans for the benefit of employees, officers and directors, consultants and advisors approved by the Board of Directors of the Company, or any loans or advances to employees in the ordinary course of business of the Company or any of its Subsidiaries;

          (iii) any transaction between or among the Company and any Restricted Subsidiary or between or among Restricted Subsidiaries so long as, in the case of any Restricted Subsidiary that is not a Wholly Owned Subsidiary, no Affiliate of the Com-pany (other than a Restricted Subsidiary) owns any Capital Stock (other than directors' qualifying shares) in such Restricted Subsidiary;

          (iv) indemnification agreements with, and the payment of fees and indemnities to, directors, officers and employees of the Company and its Subsidiaries or any employment, noncompetition or confidentiality agreements entered into by the Company or any of its Subsidiaries with its directors, officers or employees in the ordinary course of business;

          (v) the issuance of Capital Stock of the Company or the receipt of capital contributions by the Company otherwise in compliance with this Certificate of Designation;

          (vi) transactions pursuant to agreements as in existence on the Issuance Date of the Series A1 Redeemable Preferred Stock, Series B1 Redeemable Preferred Stock and Series C1 Redeemable Preferred Stock;

          (vii) payments contemplated by the Advisory Agreement and payments in connection with the Acquisition, including the reimbursement of out-of-pocket expenses incurred in connection with the Acquisition;

          (viii) for so long as Textron and its Subsidiaries are the Holders of at least a majority of the aggregate Liquidation Preference of any of the Series A Redeemable Preferred Stock, the Series B Redeemable Preferred Stock or the Series C Redeemable Preferred Stock, any Affiliate Transaction with respect to which the Company shall have obtained the prior consent of Textron;

          (ix) any management, service, purchase, supply or similar agreement relating to operations of a business entered into in the ordinary course of the Company's business between the Company or any Restricted Subsidiary and any Affiliate (including an Unrestricted Subsidiary), so long as any such agreement is on terms no less favorable to the Company than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate or a Related Person;

          (x) transactions with any of C&A, the Becker Entities, the Joan Entities, the Textron Entities, Sponsor or Parent in the ordinary course of business so long as the Company determines in good faith (which determination shall be conclusive) that any such agreement is on terms no less favorable to the Company or the applicable Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate; and

          (xi) Receivables Financings.

     (g) Reports. At all times during which the Parent continues to file reports on Form 10-K and Form 10-Q with the Securities and Exchange Commission (the "Commission") containing the information required by the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, the Company will provide (i) to each Holder, within 10 Business Days following the filing of any such report with the Commission, a copy (if necessary) of any reconciliation of any material differences between the consolidated financial statements of the Parent contained in such report and the consolidated financial results and condition of the Company and its Subsidiaries during the relevant period or as of the relevant date, as the case may be, to the extent required to evaluate financial differences between the legal entities and (ii) at all times that (A) the Company is not subject to Section 13 or 15(d) of the Exchange Act and (B) the requesting Holder is unable to transfer its Redeemable Preferred Stock pursuant to Rule 144(k) under the Securities Act, within 10 Business Days of any written request by a Holder, to the requesting Holder or a proposed transferee of such Holder the information required to be provided by Rule 144A(d)(4) under the Securities Act. If at any time the Parent shall cease to file such reports on Form 10-K and Form 10-Q with the Commission, the Company shall provide to each Holder (i) within 135 days of the end of each fiscal year of the Company, audited year end financial statements of the Company (including a balance sheet, income statement and statement of changes in cash flows) prepared in accordance with GAAP, and (ii) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, unaudited quarterly consolidated financial statements (including a balance sheet, income statement and statement of changes in cash flows) prepared in accordance with GAAP.

     (h) Limitation on Issuance of Preferred Stock of Restricted Subsidiaries. The Company will not sell, and will not permit any Restricted Subsidiary to issue or sell, any Preferred Stock of a Restricted Subsidiary except (i) to the Company or a Restricted Subsidiary, (ii) the issuance and sale of Preferred Stock of a Foreign Subsidiary, (iii) upon the request of the lenders party to the Debt Commitment Letter in accordance with the agreements relating to the various financings referred to therein, the issuance and sale of Preferred Stock issued in lieu of any of the debt financing contemplated by the Debt Commitment Letter, including the Acquisition Notes and any Refinancing of the Bridge Financing, (iv) the issuance of Preferred Stock by a Restricted Subsidiary which is a joint venture with a third party which is not an Affiliate of the Company or a Restricted Subsidiary, and (v) pursuant to obligations with respect to the issuance or sale of Preferred Stock of a Restricted Subsidiary which exist at the time it becomes a Restricted Subsidiary of the Company.

     SECTION 8. Exchange.

     (a) Requirements. The outstanding Series A1 Redeemable Preferred Stock, Series A2 Redeemable Preferred Stock, Series B1 Redeemable Preferred Stock, Series B2 Redeemable Preferred Stock, Series C1 Redeemable Preferred Stock and Series C2 Redeemable Preferred Stock are exchangeable, as a whole but not in part, solely at the option of the Company on any Dividend Payment Date for, respectively, the Company's Series A1 Subordinated Notes (the "Series A1 Exchange Notes"), Series A2 Subordinated Notes (the "Series A2 Exchange Notes"), Series B1, Subordinated Notes (the "Series B1 Exchange Notes"), Series B2 Subordinated Notes (the "Series B2 Exchange Notes"), Series C1 Subordinated Notes (the "Series C1 Exchange Notes") or Series C2 Subordinated Notes (the "Series C2 Exchange Notes" and, together with the Series A1 Exchange Notes, Series A2 Exchange Notes, Series B1 Exchange Notes, Series B2 Exchange Notes and Series C1 Exchange Notes, the "Exchange Notes"), each to be substantially in the form set forth in the Exchange Indenture, provided that any such exchange may only be made if on or prior to the date of such exchange no Total Cash Dividends in Arrears shall exist and the Company otherwise has paid all accumulated dividends on the Redeemable Preferred Stock (including the dividends payable on the date of exchange); provided, further, that for so long as Textron and its Subsidiaries are the Holders of at least a majority of the aggregate Liquidation Preference of any of the Series A Redeemable Preferred Stock, the Series B Redeemable Preferred Stock or the Series C Redeemable Preferred Stock, as the case may be, the Company shall obtain the written consent of Textron (which consent may be withheld by Textron in its sole discretion) prior to initiating the procedures for exchange with respect to such series of Redeemable Preferred Stock. The exchange rate shall be $1.00 principal amount of Exchange Notes for each $1.00 of the aggregate Liquidation Preference of Redeemable Preferred Stock, including, to the extent necessary, Exchange Notes in principal amounts less than $1,000.

     (b) At least thirty (30) days and not more than sixty (60) days prior to the date fixed for exchange, written notice (the "Exchange Notice") shall be given by first class mail, postage prepaid, to each Holder of record on the record date fixed for such exchange of the Redeemable Preferred Stock at such Holder's address as the same appears on the share books of the Company, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the exchange of any Redeemable Preferred Stock to be exchanged except as to the Holder or Holders to whom the Company has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Exchange Notice shall state:

          (A) the Exchange Date;

          (B) that the Holder is to surrender to the Company, in the manner and at the place or places designated, his certificate or certificates representing the Redeemable Preferred Stock to be exchanged;

          (C) that dividends on the Redeemable Preferred Stock to be exchanged shall cease to accrue on such Exchange Date whether or not certificates for Redeemable Preferred Stock are surrendered for exchange on such Exchange Date unless the Company shall default in the delivery of Exchange Notes; and


          (D) that interest on the Exchange Notes shall accrue from the Exchange Date whether or not certificates for Redeemable Preferred Stock are surrendered for exchange on such Exchange Date.

     (ii) On or before the Exchange Date, each Holder of Redeemable Preferred Stock shall surrender the certificate or certificates representing such Redeemable Preferred Stock, in the manner and at the place designated in the Exchange Notice. The Company shall cause the Exchange Notes to be executed on the Exchange Date and, upon surrender in accordance with the Exchange Notice of the certificates for any Redeemable Preferred Stock so exchanged, duly endorsed (or otherwise in proper form for transfer, as determined by the Company), such shares shall be exchanged by the Company into Exchange Notes. The Company shall pay interest on the Exchange Notes at the rate and on the dates specified therein from the Exchange Date.

     (iii) If notice has been mailed as aforesaid, and if before the Exchange Date specified in such notice (1) the Exchange Indenture shall have been duly executed and delivered by the Company and the trustee thereunder and (2) all Exchange Notes necessary for such exchange shall have been duly executed by the Company and delivered to the trustee under the Exchange Indenture with irrevocable instructions to authenticate the Exchange Notes necessary for such exchange, then the rights of the Holders of Redeemable Preferred Stock so exchanged as shareholders of the Company shall cease (except the right to receive Exchange Notes, an amount equal to the amount of accrued and unpaid dividends to the Exchange Date), and the Person or Persons entitled to receive the Exchange Notes issuable upon exchange shall be treated for all purposes as the registered Holder or Holders of such Exchange Notes as of the Exchange Date.

     (c) No Exchange in Certain Cases. Notwithstanding the foregoing provisions of this Section 8, the Company shall not be entitled to exchange the Redeemable Preferred Stock for Exchange Notes if such exchange, or any term or provision of the Exchange Indenture or the Exchange Notes, or the performance of the Company's obligations under the Exchange Indenture or the Exchange Notes, shall materially violate or conflict with any applicable law or if, at the time of such exchange, the Company is insolvent or if it would be rendered insolvent by such exchange.

     (d) Exchange Indenture. The Exchange Notes shall be issued pursuant to an indenture (the "Exchange Indenture") to be entered into between the Company and a trustee acceptable to it. The Exchange Indenture governing the Exchange Notes will be prepared upon the earlier of (x) consummation of any exchange contemplated by this Section 8 or (y) the consummation of the first 144A Resale provided for in the Registration Rights Agreement or (z) the effectiveness of a registration statement under the Securities Act of 1933, as amended, with respect to the Redeemable Preferred Stock, and shall be subject to the approval of Textron, in their sole discretion consistent with the next sentence, for so long as Textron shall be a holder of any Redeemable Preferred Stock. The Exchange Notes and the Exchange Indenture shall (i) be subordinated to all obligations (including trade payables) and Indebtedness of the Company on terms imposed by senior lenders to the Company and its Subsidiaries (including with respect to payment blockages),
(ii) not be guaranteed by any of the Company's Subsidiaries or otherwise, (iii) contain the covenants and provisions set forth in Section 7 (with respect to the Exchange Notes), and the related definitions of Section 13 hereof, except that the limitations in Sections 7(a), (b) and (c) will not restrict the ability of the Company or any of its Subsidiaries to issue Preferred Stock, (iv) contain events of default that are equivalent to the Voting Rights Triggering Events listed in clauses (i) through (v) of Section 4(b) of this Resolution and customary remedies provisions for subordinated high yield debt instruments (and no shareholder or governance voting rights in any event), (v) provide for quarterly payments of interest in cash and/or in-kind or by accrual at the rates and on the same basis and dates as set forth in Section 2, and (vi) mature as provided in Section 5(b)(i) and be subject to redemption as provided in Sections 5(a) and 5(b)(ii) (with appropriate provisions to ensure the prior payment of senior debt).

     (e) Exchange Taxes. The Company shall be responsible for any transfer or stamp tax imposed as a result of any exchange made pursuant to this Section 8, regardless of upon whom such tax is imposed (collectively, "Exchange Taxes"). The Company shall indemnify and hold the Holders harmless against any Exchange Taxes and shall gross-up Holders and their Affiliates any additional amount necessary to reflect the tax consequences to the Holders or their Affiliates (without taking into account any loss credit or other offset against Tax) of the receipt or accrual of any payments required to be made under this Section 8(e).

     SECTION 9. Conversion or Exchange. The Holders of Redeemable Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Company.

     SECTION 10. Reissuance of Senior Preferred Stock. Shares of Redeemable Preferred Stock reacquired pursuant to the exchange offer contemplated by the Registration Rights Agreement may be designated and reissued as Preferred Stock of another series or class; provided that any issuance of such shares of Preferred Stock must be in compliance with the terms hereof.

     SECTION 11. Business Day. If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.

     SECTION 12. Transfer Restrictions. (a) The Redeemable Preferred Stock will bear a legend to the following effect (as applicable) unless otherwise agreed by the Company and the Holder thereof:

     THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF.

     In addition, each share of Redeemable Preferred Stock shall also bear the following legend:

     THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OF THE COMPANY OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.

     (b) The transfer agent for the Preferred Stock may refuse to register any transfer of Redeemable Preferred Stock in violation of the restrictions contained in the legend provided for in Section 12(a).

     (c) The legend provided for in the first paragraph of Section 12(a) may be removed if the Redeemable Preferred Stock has been registered pursuant to an effective registration statement under the Securities Act and will be removed as to Redeemable Preferred Stock held by any Holder after the expiration of the holding period applicable to sales of the Redeemable Preferred Stock under Rule 144(k) under the Securities Act upon the written representation of such Holder that such Holder is not an affiliate (as defined in Rule 144 under the Securities Act) of the Company and has not been an affiliate of the Company at any time during the three months preceding such request.

     SECTION 13. Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

     "Acquisition" means the acquisition by the Company of the Bison Subsidiaries (as defined in the Purchase Agreement) pursuant to the Purchase Agreement and the related transactions.

     "Acquisition Notes" means the debt securities issued by the Company at or prior to the date of the Acquisition to finance, in part, the Acquisition or any debt securities first issued by the Company after the date of the Acquisition to refinance in whole or in part any bridge or interim loans (including any rollover or exchange notes issued in exchange therefor or upon the maturity thereof) issued or incurred on or prior to the date of the Acquisition to finance, in part, the Acquisition, as the same may be amended, modified, waived or refinanced with new debt securities.

     "Additional Dividends" means, with respect to a series of Redeemable Preferred Stock, the Series A Additional Dividends, the Series B Additional Dividends or the Series C Additional Dividends, as applicable.

     "Adjusted Consolidated Pro Forma Coverage Ratio" means, as of any date of determination, the ratio of (i) the aggregate amount of Consolidated Cash Flow for the period of the four most recent fiscal quarters of the Company, minus Projected Time Adjusted Acquisition Cash Flow to (ii) Consolidated Interest Expense for such four fiscal quarter period, minus Projected Time Adjusted Acquisition Interest Expense.

     "Advisory Agreement" means the Services Agreement dated as of February 23, 2001, as amended on the date of the Purchase Agreement, among the Parent, the Company and Heartland Industrial Partners, L.P. (or any other Affiliate thereof), as the same may be amended or modified from time to time; but without giving effect to any amendment or modification after the Issuance Date of the Series A1 Redeemable Preferred Stock, the Series B1 Redeemable Preferred Stock and the Series C1 Redeemable Preferred Stock that would increase the net fees payable thereunder to Heartland Industrial Partners, L.P. and its Affiliates that have not been made subject to compliance with the provisions of Section 7(f).

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Acquisition" means (i) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person will become a Restricted Subsidiary or will be merged or consolidated with or into the Company or any Restricted Subsidiary or (ii) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute substantially all of the assets of such Person or any division or line of business of such Person.

     "Asset Disposition" means any transfer, conveyance, sale, lease or other disposition (including a consolidation or merger or other sale of a Restricted Subsidiary with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary, but excluding sales of receivables and a disposition by a Restricted Subsidiary to the Company or another Restricted Subsidiary or by the Company to a Restricted Subsidiary) of
(a) shares of Capital Stock (other than directors' qualifying shares) or other ownership interests of a Restricted Subsidiary, (b) substantially all of the assets of the Company or any of its Restricted Subsidiaries representing a division or line of business, or (c) other assets or rights of the Company or any of its Restricted Subsidiaries outside of the ordinary course of business, provided in each case that the aggregate consideration for such transfer, conveyance, sale, lease or other disposition or any related series of such transactions is equal to $25.0 million or more; provided, however, the term "Asset Disposition" shall exclude transactions permitted under Section 7(e).

     Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions: (1) the sale of Cash Equivalents in the ordinary course of business; (2) a disposition of inventory in the ordinary course of business;
(3) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; (4) the grant in the ordinary course of business of licenses of patents, trademarks and similar intellectual property; (5) the sale or disposition of any Investment not constituting a Permitted Investment or any Permitted Investment of the type described in clauses (xii), (xiii) or (xiv) of the definition thereof; (6) a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business; and (7) sales of receivables in connection with a Receivables Financing.

     "Asset Disposition Offer" has the meaning specified in Section 5(b)(iii) hereof.

     "Asset Disposition Offer Redemption Date" has the meaning specified in
Section 5(b)(iii) hereof.

     "Becker Entities" means Charles E. Becker (or any of his immediate family members, related family trusts, heirs and descendents), Becker Group LLC and any other Affiliate of Charles E. Becker.

     "Brazilian Credit Facility" means one or more credit facilities entered into by Plascar Industria e Comerico Ltda and its Subsidiaries, together with any credit support provided by the Company or any other Restricted Subsidiary, providing for availability in an aggregate amount not to exceed $35.0 million at any time outstanding.

     "Bridge Financing" means collectively the "Senior Unsecured Facility" as defined in the Debt Commitment Letter.

     "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City or place of payment are authorized or obligated by law, regulation or executive order to close.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Capitalized Lease Obligations" means an obligation to pay rent or other payment amounts under a lease that is required to be classified and accounted for as a capitalized lease or a liability for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP.

     "Cash Dividends in Arrears" means, with respect to a share of Redeemable Preferred Stock at any date of determination, the Series A Cash Dividends in Arrears, the Series B Cash Dividends in Arrears or the Series C Cash Dividends in Arrears, as applicable, at such date of determination.

     "Certified Projections" has the meaning specified in Section 7(d) hereof.

     "Change of Control" means the occurrence of any of the following events:
(A) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding Sponsor and, in the case of the Company, Parent, shall become the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the then outstanding Voting Stock of the Company or of Parent; provided, however, that (1) any such Person or group shall be deemed to beneficially own any Voting Stock beneficially owned by any other Person

(the "parent entity") so long as such Person or group beneficially owns, directly or indirectly, a majority of the then outstanding Voting Stock of the parent entity and no other Person or group has the right to designate or appoint a majority of the directors (or similar governing body) of such parent entity, and (2) the effect of any stockholders agreements with respect to voting for directors that exist on the date of, and after giving effect to, the Acquisition will be disregarded, or (B) any event constituting a "change of control" under any Acquisition Notes that constitutes either an event of default or a circumstance that permits holders of Acquisition Notes to require that the Company repurchase their Acquisition Notes.

     "Change of Control Redemption Date" has the meaning specified in Section 5(b)(ii) hereof.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act.

     "Commodity Agreement" means any commodity future contract, commodity option or other similar agreement or arrangement entered into by the Company or any Restricted Subsidiary that is designed to protect the Company or any Restricted Subsidiary against fluctuations in the price of commodities used by the Company or a Restricted Subsidiary as raw materials in the ordinary course of business.

     "Common Fair Market Value" means the fair market value per share of Common Stock of the Company, as determined from time to time by the board of directors of the Company acting in good faith, which determination shall be conclusive.

     "Common Equivalent Shares" means, with respect to each share of Series C Redeemable Preferred Stock, (x) as of the initial Issuance Date of the Series C1 Redeemable Preferred Stock, 0.0011898 shares of Common Stock of the Company and
(y) as of any other date, such number of shares of Common Stock of the Company, as increased or decreased from time to time by the board of directors of the Company acting in good faith, which determination shall be conclusive, to reflect (A) dividends and distributions in respect of Common Stock of the Company paid in Common Stock of the Company, (B) subdivisions, combinations and reclassifications of Common Stock of the Company, (C) the issuance to all holders of Common Stock of the Company of rights, options or warrants entitling such holders to purchase from the Company its Common Stock at a price below the Common Fair Market Value at the record date with respect to the issuance of such rights, options or warrants, and (D) capital contributions to the Company either
(i) not accompanied by any issuance of Common Stock of the Company to the Person making any such capital contribution, or (ii) accompanied by the issuance of Common Stock of the Company (or securites convertible into or ex-changeable therefor) to the person making any such capital contribution at an implied price per share of Common Stock of the Company that is less than the Common Fair Market Value as of the date of such capital contribution.

     "Common Exchange Factor" means as of any date of determination (x) the Liquidation Preference per share of the Series C Redeemable Preferred Stock as of such date, plus the Total Cash Dividends in Arrears (inclusive of any Additional Dividends accruing from the most recent Dividend Payment Date) with respect to a share of Series C Redeemable Preferred Stock as of such date, plus accrued regular dividends per share of Series C Redeemable Preferred Stock as of such date, plus the Common Participation Amount, divided by (y) the Liquidation Preference per share of the Series B Redeemable Preferred Stock as of such date, plus the Total Cash Dividends in Arrears (inclusive of any Additional Dividends accruing from the most recent Dividend Payment Date) with respect to a share of Series B Redeemable Preferred Stock as of such date, plus accrued regular dividends per share of Series B Redeemable Preferred Stock as of such date.

     "Common Participation Amount" means fifteen percent of the difference between (x) the product of the number of Common Equivalent Shares multiplied by the Common Fair Market Value, in each case as of the time of any event requiring the calculation of the Common Participation Amount, minus (y) the product of the number of Common Equivalent Shares multiplied by the Common Fair Market Value, in each case as of the Issuance Date of the Series C1 Redeemable Preferred Stock; provided that (i) the Common Participation Amount shall not exceed an amount per share of Series C Redeemable Preferred Stock equal to (p) $2,000,000 divided by (q) the total number of outstanding shares of Series C Redeemable Preferred Stock as of the time of any event requiring the calculation of the Common Participation Amount and (ii) the Common Participation Amount cannot be less than zero.

     "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated, whether voting or non-voting) of such Person's common stock, whether outstanding on the Issuance Date or issued after the Issuance Date, and includes, without limitation, all series and classes of such common stock.

     "Company" means the Person named as the "Company" in the first paragraph of this Certificate of Designation until a successor or other Person shall have become such pursuant to the applicable provisions of this Certificate of Designation, and thereafter "Company" shall mean such successor Person.

     "Consolidated Assets" of any Person as of any date of determination means the total assets of such Person as reflected on the most recently prepared balance sheet of such Person determined on a consolidated basis in accordance with GAAP.

     "Consolidated Cash Flow" for any period means the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income: (i) consolidated income tax expense; (ii) Consolidated Interest Expense; (iii) depreciation expense; (iv) amortization expense; (v) all other noncash items reducing Consolidated Net Income; (vi) all management and other fees directly or indirectly paid during such period to Sponsor to the extent permitted hereunder; (vii) non-recurring and customary fees and expenses related to any issue of Capital Stock, Incurrence of Indebtedness or other financing transaction; and (viii) lease payments, or the functional equivalent thereof (including payments of principal and interest in connection with any synthetic lease arrangement or similar financing arrangement), relating to the real property and equipment initially subject to the transaction described in
Section 5.21 of the Purchase Agreement. Notwithstanding the foregoing, the consolidated income tax expense, depreciation expense and amortization expense of a Subsidiary of the Company shall be included in Consolidated Cash Flow only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of Consolidated Cash Flow for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination and as to which financial statements are available to (ii) the sum of (x) Consolidated Interest Expense, plus (y) the implied interest component of any payments of the type described in clause (viii) of the definition of Consolidated Cash Flow, in each case for such four fiscal quarters; provided that (1) if the Company or any of the Restricted Subsidiaries has Incurred any Indebtedness since the beginning of such period through the date of determination of the Consolidated Coverage Ratio that remains outstanding or if the transaction giving rise to the need to calculate Consolidated Coverage Ratio is an incurrence of Indebtedness, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to (A) such Indebtedness (provided that, if such Indebtedness is Incurred under a revolving credit facility (or similar arrangement or under any predecessor revolving credit or similar arrangement), only that portion of such Indebtedness that constitutes the one year projected average balance of such Indebtedness (as determined in good faith by senior management of the Company) shall be deemed outstanding for purposes of this calculation) and (B) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period,
(2) if since the beginning of such period any Indebtedness of the Company or any of the Restricted Subsidiaries has been repaid, repurchased, defeased or otherwise discharged (other than Indebtedness under a revolving credit or similar arrangement unless such revolving credit Indebtedness has been permanently repaid and has not been replaced), Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Indebtedness had been repaid, repurchased, defeased or other-wise discharged on the first day of such period, (3) if since the beginning of such period the Company or any of the Restricted Subsidiaries shall have made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves an Asset Disposition, Consolidated Cash Flow for such period shall be reduced by an amount equal to the Consolidated Cash Flow (if positive) attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated Cash Flow (if negative) attributable thereto for such period, and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense attributable to any Indebtedness of the Company or any of the Restricted Subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary of the Company is sold, transferred or otherwise disposed of, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and the continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale, transfer or other disposition), (4) if since the beginning of such period the Company or any of the Restricted Subsidiaries (by merger or otherwise) shall have made an Asset Acquisition, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Asset Acquisition occurred on the first day of such period and (5) if since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Asset Disposition or Asset Acquisition that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition or Asset Acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an Asset Acquisition, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by the Company. If any Indebtedness or Preferred Stock bears a floating rate of interest or dividends and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to any such Indebtedness if such Interest Rate Agreement has a remaining term that extends at least until the end of such period).

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, plus, to the extent not included in such interest ex-pense, (i) interest expense attributable to capital leases, (ii) amortization of debt discount, (iii) capitalized interest, (iv) noncash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing, (vi) interest actually paid by the Company or any such Restricted Subsidiary under any guarantee of Indebtedness or other obligation of any other Person, and (vii) net payments (whether positive or negative) pursuant to Interest Rate Agreements and, to the extent related to Indebtedness, Currency Agreements. Notwithstanding the foregoing, consolidated interest expense and the other items referred to in the preceding clauses of a Subsidiary of the Company shall be included only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Interest Expense.

     "Consolidated Net Income" for any period means

     (a) solely for the purpose of calculating Consolidated Cash Flow for the purposes of determining the Adjusted Consolidated Pro Forma Coverage Ratio, the net income (loss) of the Company and the consolidated Restricted Subsidiaries for such period determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income: (i) any gain or loss realized upon the sale or other disposition of any assets of the Company or the Restricted Subsidiaries (including pursuant to any sale/leaseback transaction) which are not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person; (ii) any extraordinary or nonrecurring gain or loss; (iii) the cumulative effect of a change in accounting principles; (iv) any noncash expenses attributable to grants or exercises of employee stock options or other employee benefit arrangements; (v) the net income or loss of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition; and (vi) any net income or loss of any Restricted Subsidiary to the extent such Restricted Subsidiary is subject to restrictions on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company; and

     (b) for all other purposes hereunder, the consolidated net income (or loss) of the Company and its Subsidiaries before payment of dividends in respect of any Capital Stock of the Company for such period determined on a consolidated basis in accordance with GAAP; provided, that there will be excluded therefrom:
(1) the net income (or loss) of any Person acquired by the Company or a Subsidiary of the Company in a pooling-of-interests transaction for any period prior to the date of such transaction, (2) the net income (or loss) of any Person that is not a Restricted Subsidiary except to the extent of the amount of dividends or other distributions actually paid to the Company or a Restricted Subsidiary by such Person during such period (subject, in the case of a dividend or distribution to a Restricted Subsidiary, to the limitations contained in clause (3) below), (3) any net income of any Restricted Subsidiary to the extent such Restricted Subsidiary is subject to restrictions, directly or indi-rectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income, (4) gains or losses on Asset Dispositions by the Company or its Subsidiaries, (5) all extraordinary gains and extraordinary losses, (6) the cumulative effect of changes in accounting principles, (7) non-cash gains or losses resulting from fluctuations in currency exchange rates, and (8) the tax effect of any of the items described in clauses (1) through (7) above.

     "Credit Facilities" means those certain senior credit facilities, by and among the Company, the Company's Canadian Subsidiaries, JPMorgan Chase Bank, as administrative agent and collateral agent, Chase Manhattan Bank of Canada, as Canadian administrative agent and collateral agent, Credit Suisse First Boston, as syndication agent, Deutsche Banc Alex. Brown Inc., as documentation agent, Merrill Lynch Capital Corporation, as documentation agent and the other lenders party thereto, including any related notes, guarantees, collateral documents, letters of credit, instruments and agreements executed in connection therewith (and any appendices, exhibits or schedules to any of the foregoing), and in each case as amended, modified, supplemented, restated, renewed, refunded, replaced, restructured, repaid or refinanced from time to time (whether with the original agents and lenders or other agents and lenders or otherwise, and whether provided under the original credit facilities or other credit facilities or otherwise).

     "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

     "Debt Commitment Letter" has the meaning specified in the Purchase Agreement, as amended, supplemented or modified from time to time.

     "Disqualified Stock" means (a) any Capital Stock of the Company which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Mandatory Redemption Date, or (ii) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (a) Indebtedness of the Company or any Restricted Subsidiary or (b) any Capital Stock referred to in (i) above, in each case at any time prior to the Mandatory Redemption Date. Notwithstanding the preceding sentence, (1) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute

Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock if prohibited by the terms hereof and (2) Capital Stock in respect of which the Company may have an obligation of the type referred to in clause (iv) of the second paragraph of
Section 7(b)(iv) shall not constitute Disqualified Stock. For avoidance of doubt, the Redeemable Preferred Stock is not Disqualified Stock.

     "Dividend Payment Date" means each January 1, April 1, July 1 and October 1 of each year on which dividends shall be paid or are payable, any Redemption Date and any other date on which dividends in arrears may be paid.

     "Dividend Rate" has the meaning specified in Section 2(a) hereof.

     "Earn-Out Amount" shall have the meaning ascribed to it in the Purchase Agreement.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

     "Exchange Date" means the date on which Redeemable Preferred Stock is exchanged by the Company for Exchange Notes.

     "Exchange Notes" shall have the meaning ascribed to it in Section 6 hereof.

     "Exchange Notice" shall have the meaning ascribed to it in Section 6 hereof.

     "Exchange Offer" means the exchange offer contemplated by the Registration Rights Agreement.

     "Existing Notes" means the Company's 11 1/2% Senior Subordinated Notes Due 2006 and the related indenture and supplemental indentures, as each may be amended or modified from time to time (including in connection with the Acquisition); provided that no such amendment or modification shall extend the final Stated Maturity of such notes beyond 2006.

     "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length transaction, for cash, between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair market value shall be conclusively determined by the Board of Directors of the Company acting in good faith.

     "First Dividend Payment Date" means the first Dividend Payment Date following the occurrence of a Liquidity Condition or the satisfaction of the conditions specified in Section 7(d)(II).

     "Foreign Subsidiary" means a Subsidiary that is organized under the laws of any country other than the United States and substantially all of the assets of which are located outside the United States.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

     "guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee to such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning.

     "Holder" means the record holder of shares of Redeemable Preferred Stock.

     "Incur" means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary.

     "Indebtedness" means, (a) with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money, (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) the principal component of all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto)

(other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i), (ii) and (v)) entered into in the ordinary course of business of such Person to the extent that such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit),
(iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except trade payables and accrued expenses incurred in the ordinary course of business); provided that the Company's obligations under the Purchase Agreement with respect to the satisfaction of the Earn-Out Amount shall not be deemed Indebtedness; provided, further, that any Indebtedness Incurred to pay or otherwise discharge such obligations shall constitute Indebtedness, (v) all Capitalized Lease Obligations of such Person,
(vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of the fair market value of such asset at such date of determination and the amount of such Indebtedness of such other Person, and (vii) all Indebtedness of other Persons to the extent guaranteed by such Person and (b) any Preferred Stock of any Restricted Subsidiary permitted under Section 7(h).

     "Independent Evaluation Firm" has the meaning specified on Section 7(f) hereof.

     "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

     "Investment" by any Person means any loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Indebtedness issued by, any other Person, including any payment on a guarantee of any obligation of such other Person, but shall not include trade accounts receivable in the ordinary course of business. Upon any issuance or sale of Capital Stock of any Restricted Subsidiary such that it ceases to be a Restricted Subsidiary, the Company shall be deemed to have made an Investment in the retained Capital Stock and other Investments in such Subsidiary at such time. For purposes of Section 7(b) and the definitions of "Permitted Investments" and "Unrestricted Subsidiary," with respect to a Restricted Subsidiary that is designated as an Unrestricted Subsidiary, "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary and, with respect to a

Person that is designated as an Unrestricted Subsidiary simultaneously with its becoming a Subsidiary of the Company, "Investment" shall mean the Investment made by the Company and the Restricted Subsidiaries to acquire such Subsidiary.

     "Issuance Date" means (1) in the case of the Series A1 Redeemable Preferred Stock, the Series B1 Redeemable Preferred Stock and the Series C1 Redeemable Preferred Stock, the date on which such Redeemable Preferred Stock is originally issued under this Certificate of Designation and (2) in the case of the Series A2 Redeemable Preferred Stock, the Series B2 Redeemable Preferred Stock and the Series C2 Redeemable Preferred Stock, the Exchange Date.

     "Italian JV Letters of Credit" means one or more letters of credit issued to provide credit support for Textron Automotive Holdings (Italy) S.r.l. and its Subsidiaries; provided that the aggregate reimbursement obligation of the Company and the Restricted Subsidiaries in respect thereof does not exceed $10.0 million at any time.

     "Joan Entities" means Elkin McCallum, Joan Fabrics Corporation, Western Avenue Dyers L.P., Tyng Textiles LLC and any other Affiliate of Elkin McCallum (or any of his immediate family members, related family trusts, heirs and descendants).

     "Junior Securities" has the meaning specified in Section 6 hereof.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Liquidated Damages" has the meaning specified in the Registration Rights Agreement.

     "Liquidation Preference" means, with respect to a series of Redeemable Preferred Stock, the Series A Liquidation Preference, the Series B Liquidation Preference or the Series C Liquidation Preference, as applicable.

     "Liquidity Condition" means the date upon which audited annual or unaudited quarterly consolidated financial information for the Company and the Restricted Subsidiaries is available reflecting that the Company's Adjusted Consolidated Pro Forma Coverage Ratio is greater than or equal to the ratios specified below for the periods specified below:

                  Periods ending on or prior to March 31, 2003..............       3.50:1.0
                   Period ending on or between April 1, 2003 and June 30,
                      2003..................................................       3.25:1.0
                  Periods ending on or between July 1, 2003 and December
                      31, 2003..............................................       3.00:1.0
                  Periods ending on or between January 1, 2004 and
                      December 31, 2004.....................................       2.75:1.0
                  Periods ending on and after January 1, 2005...............       2.50:1.0.


     "Material Breach" means a breach of any agreement or instrument governing Indebtedness involving a principal amount, individually or in the aggregate, of $5.0 million or more.

     "Maturity Redemption Date" with respect to a series of Redeemable Preferred Stock means the mandatory redemption date for such series specified in Section 5(b)(i) hereof.

     "Net Available Proceeds" has the meaning specified in Section 5(b)(iii) hereof.

     "Net Cash Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Disposition (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Disposition), net of the direct costs relating to such Asset Disposition (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any related expenses Incurred as a result thereof, taxes paid or payable as a result thereof, amounts required to be applied to the repayment of Indebtedness secured by a lien on the asset or assets that were the subject of such Asset Disposition and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Optional Redemption Date" has the meaning specified in Section 5(a)(i) hereof.

     "Overdraft Facilities" means local lines of credit of the Company's Foreign Subsidiaries, together with any credit support provided by the Company or any Restricted Subsidiary, providing for availability in an aggregate amount not to exceed $25.0 million at any time outstanding.

     "Parent" means Collins & Aikman Corporation, a Delaware corporation, and any successor thereto that continues to control the Company.

     "Par Offer" means any offer to purchase for cash any and all Textron Shares at a purchase price per share equal to the aggregate Liquidation Preference of the Textron Shares, plus accumulated and unpaid dividends (including Total Cash Dividends in Arrears), if any; provided that (1) any such offer shall be made pursuant to a written notice addressed to Textron, with instructions as to the manner in which the offer may be accepted and Textron Shares tendered for purchase, and shall remain available for acceptance for not less than 10 Business Days and (2) any and all Textron Shares as to which an acceptance has been made, and in respect of which certificates therefor have been timely delivered to the offeror, shall have been purchased. The written notice shall state that (i) it is a Par Offer; (ii) any Textron Shares not delivered and duly endorsed for transfer to the offeror on a timely basis will remain outstanding and continue to accumulate dividends, but will have no further benefit of
Section 7(d); (iii) unless the offeror defaults in the payment of the Par Offer, all Textron Shares delivered for payment pursuant to the Par Offer will cease to accumulate dividends upon payment; and (iv) the Par Offer must be accepted by the offeror in whole and may not be accepted in part. A "Par Offer" may be made and consummated by any Person, whether or not the Company or one of its Affiliates, pursuant to these provisions and shall nonetheless be an effective Par Offer.

     "Parity Securities" has the meaning specified in Section 6 hereof.

     "Permitted Acquired Investment" means any Investment by any Person (the "Subject Person") in another Person made prior to the time

          (i) the Subject Person became a Restricted Subsidiary,

          (ii) the Subject Person merged into or consolidated with a Restricted Subsidiary, or

          (iii) another Restricted Subsidiary merged into or was consolidated with the Subject Person (in a transaction in which the Subject Person became a Restricted Subsidiary)

provided that such Investment was not made in anticipation of any such transaction and was outstanding prior to such transaction; provided, further that the book value of such Investments (excluding all Permitted Investments (other than those referred to in clause (xv) of the definition thereof)) do not exceed 5% of the Consolidated Assets of the Subject Person immediately prior to the Subject Person becoming a Restricted Subsidiary.

     "Permitted Indebtedness and Preferred Stock" means:

          (i) Indebtedness Incurred by the Company or any Restricted Subsidiary pursuant to one or more Credit Facilities; provided, however, that the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (i) does not exceed $805 million at any time outstanding less the amount of any Net Cash Proceeds from an Asset Disposition used to permanently reduce the availability under the term loan portion of any such Credit Facilities;

          (ii) Indebtedness of the Company or any Restricted Subsidiary under any Acquisition Notes and any replacement, refunding, refinancing, renewal or extension thereof in an aggregate principal amount or liquidation preference not to exceed $500 million at any time outstanding;

          (iii) (A) Indebtedness of the Foreign Subsidiaries incurred for working capital purposes not to exceed at any time outstanding the sum of
     (x) 90% of the consolidated book value of the accounts receivable of the Foreign Subsidiaries plus (y) 70% of the consolidated book value of the inventories of the Foreign Subsidiaries, and (B) Indebtedness of any Restricted Subsidiary in an aggregate principal amount which, together with any other Indebtedness Incurred pursuant to this clause (iii) (B) and then outstanding, does not exceed the sum of $30.0 million plus, if at the time such Indebtedness is Incurred, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the Incurrence of such Indebtedness pursuant to this clause (iii) (B)), 3.5% of the Company's Consolidated Assets as of the date of such Incurrence;

          (iv) Indebtedness of the Company or any Restricted Subsidiary constituting and any replacement, refunding or refinancing of a Receivables Facility and any replacement, refunding, refinancing, renewal or extension thereof; provided that the aggregate principal amount of Indebtedness Incurred pursuant to this clause (iv) shall not exceed 90% of the consolidated book value of the receivables of the Company and its Restricted Subsidiaries (to the extent such receivables are not then a basis for Indebtedness Incurred under clause (iii) of this definition) at any time outstanding;

          (v) Indebtedness of the Company or any Restricted Subsidiary represented by Capitalized Lease Obligations, mortgage financing or purchase money obligations, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property or Incurred to refinance any such purchase price or cost of construction or improvement, in each case Incurred no later than 365 days after the date of such acquisition or the date of completion of such construction or improvement;

          (vi) Indebtedness of the Company or any Restricted Subsidiary in a principal amount or liquidation preference not to exceed $60 million outstanding at any time (it being understood that any Indebtedness Incurred under this clause (vi) shall cease to be outstanding for purposes of this clause (vi) but shall be deemed to be Incurred or issued for purposes of the first paragraph of Section 7(a) from and after the first date on which the Company or such Restricted Subsidiary could have Incurred such Indebtedness under the first paragraph of Section 7(a) without reliance upon this clause (vi));

          (vii) (A) Indebtedness of the Company owing to and held by any Restricted Subsidiary or (B) Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however, that any subsequent issuance (other than directors' qualifying shares) or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except, in the case of subclause (A), to a Restricted Subsidiary or, in the case of subclause (B), to the Company or a Restricted Subsidiary) shall be deemed in each case to constitute the Incurrence of such Indebtedness;

          (viii) (A) other Indebtedness outstanding on the Issuance Date of the Series A1 Redeemable Preferred Stock, the Series B1 Redeemable Preferred Stock and the Series C1 Redeemable Preferred Stock, including without limitation the Existing Notes and Indebtedness assumed by reason of the Acquisition, and any refinancing, replacement, refunding, renewal or extension thereof, (B) Indebtedness in respect of any Italian JV Letters of Credit, any Brazilian Credit Facility and any Overdraft Facilities and any refinancing, replacement, refunding, renewal or extension thereof and (C) any refinancing, replacement, refunding, renewal or extension of any Indebtedness Incurred under the first paragraph of Section 7(a);

          (ix) Indebtedness of the Company or any Restricted Subsidiary (A) in respect of performance bonds, bankers' acceptances and surety or appeal bonds provided by the Company or any of the Restricted Subsidiaries to their customers in the ordinary course of their business and not for money borrowed, (B) in respect of performance bonds or similar obligations of the Company or any of the Restricted Subsidiaries for or in connection with pledges, deposits or payments made or given in the ordinary course of business and not for money borrowed in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations, (C) arising from guarantees to suppliers, lessors, licensees, contractors, franchises or customers of obligations (other than Indebtedness) incurred in the ordinary course of business and not for money borrowed and (D) under Currency Agreements, Interest Rate Agreements and Commodity Agreements; provided, however, that in the case of subclause (D), such agreements are entered into for bona fide hedging purposes of the Company or any of the Restricted Subsidiaries (as determined in good faith by the Company);

          (x) Indebtedness of the Company or any Restricted Subsidiary arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of the Restricted Subsidiaries pursuant to such agreements, in each case Incurred or issued in connection with the disposition of any business, assets or Subsidiary of the Company in a principal amount or liquidation preference not to exceed the gross proceeds actually received by the Company or any of the Restricted Subsidiaries in connection with such disposition;

          (xi) Indebtedness consisting of (A) guarantees by the Company or any Restricted Subsidiary of Indebtedness Incurred or Preferred Stock issued by a Restricted Subsidiary otherwise permitted hereunder, (B) guarantees by a Restricted Subsidiary of Indebtedness or Preferred Stock Incurred or issued by the Company otherwise permitted hereunder, or (C) guarantees by the Company or any Restricted Subsidiary of Indebtedness Incurred by a Foreign Subsidiary in the ordinary course of business; and

          (xii) Indebtedness consisting of Preferred Stock of Restricted Subsidiaries to the extent that such Preferred Stock is issued or sold in accordance with Section 7(h) hereof.

     For the purposes of determining Indebtedness permitted above in connection with a replacement, refunding, refinancing, renewal or extension of such Indebtedness (a "Refinancing" and the term "Refinanced" having a correlative meaning), the aggregate principal amount of Indebtedness Incurred in connection with such Refinancing shall not exceed the principal amount of the Indebtedness being Refinanced, plus the amount of any premium required to be paid in connection with such Refinancing pursuant to the terms of the Indebtedness being Refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such Refinancing by means of a tender offer or privately negotiated purchase or repayment, plus the fees and expenses of the Company or Restricted Subsidiary, as the case may be, Incurred in connection with such Refinancing.

     "Permitted Investments" means (i) Investments in cash equivalents, (ii) any Investments included in the definition of Permitted Indebtedness, including in respect of Currency Agreements, Interest Rate Agreements and Commodity Agreements, (iii) Investments in existence on the Issuance Date of the Series A1 Redeemable Preferred Stock, Series B1 Redeemable Preferred Stock and Series C1 Redeemable Preferred Stock, (iv) Investments in any Restricted Subsidiary by the Company or any Restricted Subsidiary, including any Investment made to acquire such Restricted Subsidiary, (v) Investments in any Receivables Fa-cility, (vi) Investments in the Company by any Restricted Subsidiary, (vii) sales of goods or services on trade credit terms consistent with the Company's and its Subsidiaries' past practices or otherwise consistent with trade credit terms in common use in the industry and recorded as accounts receivable on the balance sheet of the Person making such sale, (viii) loans or advances to employees for purposes of purchasing common stock of Parent or the Company in an aggregate amount outstanding at any one time not to exceed $6.0 million and other loans and advances to employees of the Company and its Subsidiaries in the ordinary course of business, including travel, moving and other like advances,
(ix) loans or advances to vendors or contractors of the Company and its Subsidiaries (other than Affiliates of the Company) in the ordinary course of business, (x) lease, utility and other similar deposits in the ordinary course of business, (xi) stock, obligations or securities received in the ordinary course of business in settlement of debts owing to the Company or a Subsidiary thereof as a result of foreclosure, perfection, enforcement of any Lien or in a bankruptcy proceeding, (xii) Investments in Unrestricted Subsidiaries, partnerships or joint ventures involving the Company or its Restricted Subsidiaries if the amount of such Investment (after taking into account the amount of all other Investments made pursuant to this clause (xii), less any return of capital realized or any repayment of principal received on such Permitted Investments, or any release or other cancellation of any guarantee constituting such Permitted Investment, which has not at such time been reinvested in Permitted Investments made pursuant to this clause (xii)) does not exceed 1.75% of the Consolidated Assets of the Company and the Restricted Subsidiaries, (xiii) Investments in Persons to the extent any such Investment represents the non-cash consideration received by the Company or the Restricted Subsidiaries in connection with an Asset Disposition, (xiv) Investments consisting of guarantees of Indebtedness of Foreign Subsidiaries Incurred in the ordinary course of business and (xv) Permitted Acquired Investments.

     "Permitted Restricted Period Debt" means Indebtedness (i) under any revolving credit or letter of credit facility required for funding the Company and the Restricted Subsidiaries in the ordinary course of business (including under the Credit Facility), (ii) of the type set forth in clauses (i), (iii),
(iv), (v), (vi), (vii), (viii), (ix), (x) and (xi) of the definition of "Permitted Indebtedness" and any Refinancing thereof and (iii) Incurred for the purpose of Refinancing Indebtedness of the Company or a Restricted Subsidiary having a Stated Maturity within one year of the date of such Incurrence; provided in each case that the proceeds to the Company and the Restricted Subsidiaries from the Incurrence of any such Indebtedness are not applied as consideration in respect of any Asset Acquisition.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock", means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distribution of funds, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "Projected Consolidated Interest Expense" means, with respect to a particular Asset Acquisition, the projected Consolidated Interest Expense (without giving effect to clause (viii) thereof and assuming for this purpose that the acquired Persons or assets are the "Company and the Restricted Subsidiaries") attributable to Indebtedness Incurred or assumed to effect the particular Asset Acquisition, as set forth in the Certified Projections with respect to such Asset Acquisition, for the time period for which the Adjusted Consolidated Pro Forma Coverage Ratio is being calculated (but not to cover any time period in which the particular Asset Acquisition had not been made).

     "Projected Period Cash Flow" means, with respect to a particular Asset Acquisition, the projected Consolidated Cash Flow (assuming for this purpose that the acquired Persons or assets are the "Company and the Restricted Subsidiaries") of the Persons or assets which are the subject of such Asset Acquisition, as set forth in the Certified Projections with respect to such Asset Acquisition, for the time period for which the Adjusted Consolidated Pro Forma Coverage Ratio is being calculated (but not to cover any time period in which the particular Asset Acquisition had not been made).

     "Projected Time Adjusted Acquisition Cash Flow" means the sum of the following calculations determined for each Asset Acquisition effected after the Issuance Date of the Series A1 Redeemable Preferred Stock, Series B1 Redeemable Preferred Stock and Series C1 Redeemable Preferred Stock. The following calculation shall be made for each Asset Acquisition utilizing the time periods of the Certified Projections for the Subject Acquisition for which the Adjusted Consolidated Pro Forma Coverage Ratio is being calculated: the Time Period Factor for the subject Acquisition shall be multiplied by the Projected Period Cash Flow of such Asset Acquisition.

     "Projected Time Adjusted Acquisition Interest Expense" means the sum of the following calculations determined for each Asset Acquisition effected after the Issuance Date of the Series A1 Redeemable Preferred Stock, Series B1 Redeemable Preferred Stock and Series C1 Redeemable Preferred Stock. For each Asset Acquisition the following calculation shall be made utilizing the time periods of the Certified Projections for which the Adjusted Consolidated Pro Forma Coverage Ratio is being calculated: the Time Period Factor with respect to the subject Acquisition shall be multiplied by the Projected Consolidated Interest Expense of such Asset Acquisition.

     "Purchase Agreement" means the Purchase Agreement dated August 7, 2001 among Textron, Parent and the Company as amended and restated as of November 30, 2001.

     "Qualified Bank" has the meaning specified in Section 5(c)(iv) hereof.

     "Qualified Capital Stock" of the Company shall mean any Capital Stock of the Company which is not Disqualified Stock.

     "Receivables Facility" means any receivables financing facilities pursuant to which the Company or any of its Subsidiaries sells, transfers, assigns or pledges its accounts receivable and/or any rights ancillary thereto to a special purpose entity or trust and in connection therewith such entity or trust Incurs Indebtedness secured by such accounts receivable and/or ancillary rights with customary repurchase obligations for breaches of representations warranties or covenants or recourse based upon the collectability of the accounts receivable or ancillary rights sold, including, without limitation the Receivables Facility contemplated by the Debt Commitment Letter.

     "Receivables Financing" means the sale or other disposition of receivables that arise in the ordinary course of business to a Receivables Subsidiary followed by, or in connection with, a financing transaction in connection with such sale or disposition of such receivables.

     "Receivables Subsidiary" means an Unrestricted Subsidiary of the Company or any other corporation, trust or entity that is exclusively engaged in Receivables Financing, and activities reasonably related thereof.

     "Redeemable Preferred Stock" has the meaning set forth in Section 1 hereof.

     "Redemption Date" means the Optional Redemption Date, the Maturity Redemption Date, the Change of Control Redemption Date or the Asset Disposition Redemption Date, as the case may be.

     "Redemption Notice" has the meaning specified in Section 5(c)(i) hereof.

     "Redemption Price" means the price at which the Redeemable Preferred Stock may be redeemed.

     "Registration Rights Agreement" means that certain Preferred Stock Registration Rights and other Rights Agreement, dated as of the Issuance Date of the Series A1 Redeemable Preferred Stock, Series B1 Redeemable Preferred stock and the Series C1 Redeemable Preferred Stock, by and between the Company and Textron, as amended or modified in accordance with its terms.

     "Remaining Net Available Proceeds" has the meaning specified in Section 5(b)(iii) hereof.

     "Restricted Payment" has the meaning specified in Section 7(b) hereof.

     "Restricted Period" has the meaning specified in Section 7(d) hereof.

     "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.

     "Senior Securities" has the meaning specified in Section 6 hereof.

     "Series A Accrued Dividends" has the meaning specified in Section 2(a) hereof.

     "Series A Additional Dividends" means, as of any date of determination with respect to a share of Series A Redeemable Preferred Stock, the aggregate amount of dividends accrued upon the Series A Cash Dividends in Arrears in respect of such share pursuant to Section 2(c), to the extent that payment in cash of such dividends has not been made on or prior to such date of determination.

     "Series A Cash Dividends in Arrears" means, as of any date of determination with respect to a share of Series A Redeemable Preferred Stock, the aggregate of all accumulated and unpaid dividends upon such share of Series A Redeemable Preferred Stock that were required to be paid in cash on any Dividend Payment Date occurring prior to such date of determination, to the extent that payment in cash of such dividends has not been made on or prior to such date of determination.

     "Series A Dividend Rate" has the meaning set forth in Section 2(a) hereof.

     "Series A Liquidation Preference" means with respect to a share of Series A Redeemable Preferred Stock, $1,000 plus the aggregate amount of all Series A Accrued Dividends in respect of such share through and including the date of determination.

     "Series A Redeemable Preferred Stock" shall have the meaning ascribed to it in Section 1(a) hereof.

     "Series A1 Exchange Notes" shall have the meaning ascribed to it in Section 6 hereof.

     "Series A1 Redeemable Preferred Stock" shall have the meaning ascribed to it in Section 1(a) hereof.

     "Series A2 Exchange Notes" shall have the meaning ascribed to it in Section 6 hereof.

     "Series A2 Redeemable Preferred Stock" shall have the meaning ascribed to it in Section 1(a) hereof.

     "Series B Accrued Dividends" has the meaning specified in Section 2(a) hereof.

     "Series B Additional Dividends" means, as of any date of determination with respect to a share of Series B Redeemable Preferred Stock, the aggregate amount of dividends accrued upon the Series B Cash Dividends in Arrears in respect of such share pursuant to Section 2(c), to the extent that payment in cash of such dividends has not been made on or prior to such date of determination.

     "Series B Cash Dividends in Arrears" means, as of any date of determination with respect to a share of Series B Redeemable Preferred Stock, the aggregate of all accumulated and unpaid dividends upon such share of any Series B Redeemable Preferred Stock that were required to be paid in cash on any Dividend Payment Date occurring prior to such date of determination, to the extent that payment in cash of such dividends has not been made on or prior to such date of determination.

     "Series B Dividend Rate" has the meaning set forth in Section 2(a) hereof.

     "Series B Liquidation Preference" means $1,000 plus the aggregate amount of all Series B Accrued Dividends through and including the date of determination.

     "Series B Redeemable Preferred Stock" shall have the meaning ascribed to it in Section 1(a) hereof.

     "Series B1 Exchange Notes" shall have the meaning ascribed to it in Section 6 hereof.

     "Series B1 Redeemable Preferred Stock" shall have the meaning ascribed to it in Section 1(a) hereof.

     "Series B2 Exchange Notes" shall have the meaning ascribed to it in Section 6 hereof.

     "Series B2 Redeemable Preferred Stock" shall have the meaning ascribed to it in Section 1(a) hereof.

     "Series C Accrued Dividends" has the meaning specified in Section 2(a) hereof.

     "Series C Additional Dividends" means, as of any date of determination with respect to a share of Series C Redeemable Preferred Stock, the aggregate amount of dividends accrued upon the Series C Cash Dividends in Arrears in respect of such share pursuant to Section 2(c), to the extent that payment in cash of such dividends has not been made on or prior to such date of determination.

     "Series C Cash Dividends in Arrears" means, as of any date of determination with respect to a share of Series C Redeemable Preferred Stock, the aggregate of all accumulated and unpaid dividends upon such share of any Series C Redeemable Preferred Stock that were required to be paid in cash on any Dividend Payment Date occurring prior to such date of determination, to the extent that payment in cash of such dividends has not been made on or prior to such date of determination.

     "Series C Dividend Rate" has the meaning set forth in Section 2(a) hereof.

     "Series C Liquidation Preference" means $1,000 plus the aggregate amount of all Series C Accrued Dividends through and including the date of determination.

     "Series C Redeemable Preferred Stock" shall have the meaning ascribed to it in Section 1(a) hereof.

     "Series C1 Exchange Notes" shall have the meaning ascribed to it in Section 6 hereof.

     "Series C1 Redeemable Preferred Stock" shall have the meaning ascribed to it in Section 1(a) hereof.

     "Series C2 Exchange Notes" shall have the meaning ascribed to it in Section 6 hereof.

     "Series C2 Redeemable Preferred Stock" shall have the meaning ascribed to it in Section 1(a) hereof.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Securities and Exchange Commission.

     "Sponsor" means Heartland Industrial Partners, L.P. and its Affiliates.

     "Stated Maturity" means, with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

     "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary shall refer to a Subsidiary shall refer to a Subsidiary of the Company.

     "Surviving Entity" has the meaning specified in Section 7(e)(i).

     "Textron" means Textron, Inc. and its legal successors.

     "Textron Entities" means Textron and its controlled Affiliates.

     "Textron Shares" means all shares of Series A Redeemable Preferred Stock held beneficially and of record solely by Textron and/or any of Textron's Subsidiaries to the extent solely and continuously beneficially owned since the Issuance Date of the Series A1 Preferred Stock; provided that the Company may require reasonable certifications and indemnities from Textron as to such beneficial ownership and continuous beneficial ownership since the Issuance Date of the Series A1 Preferred Stock as a condition to complying with the provisions of, or determining eligibility for, a Par Offer or for ascertaining the need to comply with the penultimate paragraph of Section 7(b).

     "Time Period Factor" is to be utilized in order to determine the portion of the annual Certified Projections to be utilized when the four fiscal quarter period for which the Adjusted Consolidated Pro Forma Coverage Ratio is being calculated doesn't match. To that end, the portion of any fiscal year set forth in the Certified Projections to be utilized will be based upon, with respect to a particular Asset Acquisition, the fraction obtained by dividing (1) the actual num-ber of days of a particular fiscal year of the Company to be reflected in Adjusted Consolidated Pro Forma Coverage Ratio by (2) 365 days. In addition, to the extent an Asset Acquisition was consummated during the four fiscal quarter period for which the Adjusted Consolidated Pro Forma Coverage Ratio is being calculated (i.e., less than a full year), the Time Period Factor will equal the fraction obtained by dividing (1) the actual number of days for which the Asset Acquisition has been included in Consolidated Cash Flow of the Company by (2) 365 days.

     "Total Cash Dividends in Arrears" means, with respect to any share of Redeemable Preferred Stock at any date of determination, the total of (1) the Cash Dividends in Arrears with respect to such share, if any, at the date of determination and (2) the associated Additional Dividends with respect to such share at such date of determination.

     "Total Liquidity Dividends in Arrears" means, with respect to any Textron Share at any date of determination, the total of (1) the aggregate of all accumulated and unpaid Liquidity Dividends upon such Textron Share, if any, at the date of determination and (2) the associated Additional Dividends with respect to such share at such date of determination.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below, (ii) any Receivables Subsidiary and (iii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated to the extent not otherwise permitted hereby; provided, however, that after giving effect to any such designation, the Company could (1) Incur $1.00 of Indebtedness under the first paragraph of Section 7(a) and (2) make an Investment in such Subsidiary under Section 7(b). Any such designation shall be deemed to have resulted in an Investment by the Company for purposes of Section 7(b). The Board of Directors may designate any Unrestricted Subsidiary (other than a Receivables Subsidiary) to be a Restricted Subsidiary; provided, however, that all Indebtedness of such Unrestricted Subsidiary outstanding immediately following such designation, if Incurred at such time, would have been permitted to be Incurred for all purposes of this Certificate of Designation. Any such designation by the Board of Directors shall be evidenced to the holders of the Redeemable Preferred Stock by promptly delivering to the transfer agent for the Preferred Stock a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions. Notwithstanding the foregoing, any Subsidiary which shall be designated an "Unrestricted Subsidiary" in accordance with the terms of the Acquisition Notes shall be deemed to be an Unrestricted Subsidiary for purposes hereunder.

     "Voting Rights Triggering Event" has the meaning set forth above in Section 4(b) hereof.

     "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

     IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be duly executed in its corporate name on this 19th day of December, 2001.

                              COLLINS & AIKMAN PRODUCTS CO.


                              By:    /s/ Ronald T. Lindsay
                                     -------------------------------------------
                                     Name:        Ronald T. Lindsay
                                     Title:       Senior Vice President, General
                                                      Counsel and Secretary